Exhibit 10.2
LEASE
     THIS LEASE (this “Lease”) is entered into and effective as of December 4, 2007 (the “Commencement Date”), by and between DMH Campus Investors, LLC, a Delaware limited liability company (“Landlord”), and Neurocrine Biosciences, Inc., a Delaware corporation (“Tenant”).
RECITALS
     A. Landlord owns that certain real property (the “Land”) located in the City of San Diego, County of San Diego, State of California, commonly known as 12780 and 12790 El Camino Real, as legally described on Exhibit A attached hereto, together with all existing and hereafter constructed improvements thereto, including, but not limited to, two buildings totaling approximately 220,804 rentable square feet (the interior of such buildings collectively referred to as the “Premises”), of which about 8,522 square feet is cafeteria and related space (the “Cafeteria”), all as generally depicted in the floor plans attached hereto as Exhibit B, and the right to use all easements and appurtenances owned by Landlord benefiting the Land (collectively, the “Appurtenant Rights”). The Land, the Premises and the Appurtenant Rights are collectively referred to herein as the “Property.” The Property is adjacent to a vacant parcel of land (known as Parcel 1 of the same map referenced in Exhibit A) owned by Landlord, which does not contain any buildings, but which may be the subject of future development (the “Adjacent Parcel”). Although Tenant is the sole tenant of the Premises, the term “Common Area” is used in this Lease to mean all aspects of the Property other than the Premises, such as the exterior of the Premises, loading docks, ramps, drives, platforms, and the pipes, conduits, wires and appurtenant equipment serving the Premises but located outside of the Premises, the outdoor amphitheatre (the “Amphitheatre”), water features, trash areas, parking areas, retention basin, roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities appurtenant to the Premises and located on the Property. The nature of the Common Area may be altered in accordance with the Multi-Tenant Provisions (described below).
     B. Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Premises on the terms and conditions set forth below.
ARTICLE 1
PREMISES
     1.1 Lease. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the “Term” (as defined in Article 2) and upon the terms, covenants and conditions set forth in this Lease. In addition, in accordance with the terms of this Lease, Tenant (and through Tenant, its employees, agents, guests, invitees, customers, service-providers, and licensees [collectively, “Tenant’s Invitees"]) is granted the right to use the Common Area in connection with its lease of the Premises throughout the Term of this Lease and any Appurtenant Rights reasonably necessary for Tenant’s permitted use hereunder. If any building is constructed on the Adjacent Parcel, then on the date that a tenant begins occupancy of any portion of such building, this Lease will be amended to incorporate the provisions of the attached Exhibit C (the “Multi-Tenant Provisions”).
     1.2 Confirmation of Square Footage. For purposes of this Lease, “rentable square feet” shall mean “rentable area” calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 1996, as amended and superseded from time to time (“BOMA”). Promptly after the full execution and delivery of this Lease, the square footage of the Premises shall be remeasured by a space measurement consultant selected by Landlord and reasonably approved by Tenant, and such verification shall be made in accordance with the provisions of this Section 1.2. In the event that the space measurement consultant determines that the square footage of the Premises differs from the amounts set forth in Recital A above, Landlord shall modify all amounts and figures appearing or referred to in this Lease to conform to such corrected rentable square footage (provided that the total amount of the “Monthly Rental,” as that term is defined in Article 4 of this Lease shall not increase due to such remeasurement). If such modification is made, it will be confirmed in writing by Landlord to Tenant.
ARTICLE 2
TERM AND EXTENSION OPTIONS
     2.1 Term. The term of this Lease (the “Term”) begins on the Commencement Date and ends on the last day of the month in which the twelfth (12th) anniversary of the Commencement Date falls, or the earlier termination of this Lease in accordance with the provisions of this Lease (the “Expiration Date”). The Term and Expiration Date may be extended in accordance with Section 2.2 below.
     2.2 Extension Of Term.
          (a) Subject to Section 2.2(e) below, Tenant shall have the right to extend the Term for all of the Premises (“Renewal Option(s)”)) for two (2) consecutive ten (10)-year periods (each a “Renewal Term”). The Renewal Options granted herein may be exercised by the original Tenant and any Permitted Assignee who occupies more than half of the Premises. The Expiration Date and the date that the first Renewal Term expires shall be referred to herein as a “Renewal Date.” Any such extension of the Term shall be subject to and on all of the same terms and conditions of this Lease, as the same may be amended, supplemented or modified from time to time, except that Monthly Rental (as defined below) shall be as determined by this Section 2.2 below, and Monthly Rental will automatically increase by 3.0% on each anniversary of the Renewal Date throughout the Renewal Term. To exercise a Renewal Option, at least twelve (12) months prior to the applicable Renewal Date, Tenant shall provide Landlord with written notice stating that Tenant is exercising its extension option (“Extension Notice”). Within thirty (30) days after Landlord’s receipt of the Extension Notice, Landlord shall determine the Fair Market Rental Rate (as defined below) by using its good faith judgment and deliver written notice thereof (“Option Rent Notice”) to Tenant. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of the Option Rent Notice to accept in writing Landlord’s determination of the Fair Market Rental Rate. In the event Tenant objects to, or fails to accept, Landlord’s determination of the Fair Market Rental Rate within the Tenant’s Review Period, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement on the Fair Market Rental Rate within thirty (30) days after the expiration of Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with the procedure set forth below.
          (b) If Landlord fails to timely generate and deliver the initial Option Rent Notice which triggers the negotiations procedure of Section 2.2(a) above, then Tenant may commence such negotiations by providing written notice of Tenant’s suggested Fair Market Rental Rate, in which event Landlord shall have thirty (30) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of its proposed rental rate within which to accept such proposed rental. In the event Landlord fails to accept in writing the rental proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If the parties fail to reach agreement within thirty (30) days following Landlord’s Review Period

(which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to a Qualified Appraiser as set forth below.
          (c) For purposes of this Lease, the term “Fair Market Rental Rate” shall mean the annual amount per square foot that tenants are paying in then-current transactions between landlords and non-affiliated parties from new or renewal, non-expansion (unless the expansion is pursuant to a comparable definition of Fair Market Rental Rate), non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use for a comparable period of time (“Comparable Transactions”). In determining Comparable Transactions with respect to the Building at 12790 El Camino Real, the applicable market is to be the Del Mar Heights office submarket in San Diego, California, and with respect to the Building at 12780 El Camino Real, the applicable market is to be the Torrey Pines, UTC, and Sorrento Mesa laboratory submarkets within San Diego, California. In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to the usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis), parking rights and obligations, signage rights, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, the condition of the base building and the landlord’s responsibility with respect thereto, the value, if any, of the existing tenant improvements and other generally applicable conditions of tenancy for such Comparable Transactions. The parties acknowledge and agree that the intent of this paragraph is to ensure that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make and receive the same economic payments and concessions that Landlord would otherwise make and receive in Comparable Transactions with another tenant for the Premises as if Tenant hereunder elected not to exercise its Renewal Option(s).
          (d) Landlord and Tenant will attempt to agree on a single MAI appraiser or commercial real estate broker with at least five (5) years’ experience in appraising properties in San Diego County, California, that are similar to the Premises (a “Qualified Appraiser”). Neither Landlord nor Tenant shall consult with such Qualified Appraiser as to its opinion of the Fair Market Rental Rate prior to the appointment. If the parties agree on a single Qualified Appraiser, then each party shall submit to such Qualified Appraiser its separate sealed envelope containing its opinion of the Fair Market Rental Rate of the Premises as of the Outside Agreement Date. The sole responsibility of the Qualified Appraiser will be to determine which of the rental amounts submitted by Landlord and Tenant most accurately reflects the Fair Market Rental Rate of the Premises as of the Outside Agreement Date. The Qualified Appraiser shall select either Landlord’s or Tenant’s rental amount. The Qualified Appraiser has no right to propose a middle ground or any modification of either of the determinations made by either party. The Qualified Appraiser’s choice will be submitted to the parties within fifteen (15) days after his or her selection. If the parties are unable to agree on a single Qualified Appraiser within fifteen (15) days following the Outside Agreement Date, each party will appoint a Qualified Appraiser. Such Qualified Appraisers will then agree upon and designate a third Qualified Appraiser, who shall make the determination described above. Such third Qualified Appraiser may hold such hearings and require such briefs as the Qualified Appraiser, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the Qualified Appraiser, with a copy to the other party, within five (5) days after the appointment of the Qualified Appraiser any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (“FMRR Data”) and the

other party may submit a reply in writing within five (5) days after receipt of such FMRR Data. Each party will pay one-half (1/2) of the fees and expenses of the determining Qualified Appraiser. Each party will pay the fees and expenses of the Qualified Appraiser selected by it, if applicable. Both parties shall use their good faith and diligent efforts to ensure that the foregoing procedure to determine the Fair Market Rental Rate shall be completed on or before six (6) months prior to the scheduled commencement of the applicable Renewal Term. The Fair Market Rental Rate determination shall be binding upon Landlord and Tenant.
          (e) The Renewal Options automatically terminate and become void if (a) Tenant fails to give Landlord an Extension Notice at least 12 months before the then-current Expiration Date, (b) three times in any 18-month period tenant commits a monetary default for which Landlord gives a notice regarding such default (regardless of whether or not the default is subsequently cured), or (c) Tenant assigns or subleases more than 50% of the rentable square feet of the Premises other than to a Permitted Assignee.
ARTICLE 3
POSSESSION
     3.1 Condition. Tenant hereby acknowledges that it developed the Property and has occupied the Premises since its completion and is currently in possession of the Premises, and is familiar with the condition thereof and accepts the Property in its “as-is” condition with all faults, and Landlord makes no representation or warranty of any kind with respect to the Property, and Landlord shall have no obligation to improve, alter or repair any aspect of the Property, except as specifically set forth herein. Tenant waives all warranties, whether express or implied (including any warranties of merchantability or fitness for a particular purpose), with respect to the Premises and the Property.
ARTICLE 4
RENTAL
     4.1 Monthly Rental. Tenant shall pay to Landlord the initial monthly amount of Six Hundred Thirty-Two Thousand Six Hundred Fifteen and 75/100 Dollars ($632,615.75) (“Monthly Rental”), subject to adjustment pursuant to Section 19.2 below. Monthly Rental shall be paid in advance, on or before the first (1st) day of each month, without deduction, setoff, prior notice, or prior demand, commencing on the Commencement Date (subject to any abatements expressly provided for in this Lease). Should the Commencement Date be a day other than the first (1st) day of a calendar month, then the monthly installment of Monthly Rental for the first partial month shall be equal to one-thirtieth (1/30th) of the monthly installment of Monthly Rental for each day from the Commencement Date to the end of the partial month.
     4.2 Adjustment To Monthly Rental. The Monthly Rental payable under Section 4.1 shall be increased annually commencing on the first anniversary of the Commencement Date, and on each anniversary of such date thereafter (each an “Adjustment Date”). Upon the Adjustment Date the Monthly Rental amount shall be increased by three percent (3%) of the Monthly Rental payable by Tenant immediately prior to the applicable Adjustment Date.
     4.3 Additional Rental. In addition to Monthly Rental, Tenant shall pay to Landlord, as “Additional Rental,” all sums required to be paid by Tenant to Landlord pursuant to this Lease including, but not limited to, Operating Expenses (as defined below), interest and late charges. All payment obligations of Tenant under this Lease are deemed rent and Landlord shall have the same rights and remedies for the nonpayment of such rent, including Additional Rental, as it has with respect to the nonpayment of Monthly Rental. Except to the extent otherwise provided in this Lease, Tenant is solely responsible for all costs for the care, maintenance, taxes, insurance, utilities, repair and operating expenses of the Premises.
          (a) Tenant shall pay monthly installments of Operating Expenses on the first day of each month, in amounts specified in good faith by Landlord from time to time, which, by the end of each calendar year (or by the Expiration Date, if earlier), will total Landlord’s reasonable estimate of Operating Expenses to be incurred for such year. For partial years, the Operating Expenses will be calculated on a full-year basis and then prorated. If at any time Landlord incurs an unanticipated Operating Expense (or any other expense to be borne by Tenant under this Lease), Landlord may invoice Tenant for reimbursement of such expense any time after the expense is incurred, in which case Tenant shall pay the amount so invoiced within 30 days after Landlord delivers the invoice. As soon as is reasonably practicable after the end of each calendar year during which Tenant paid Operating Expenses based on Landlord’s estimates as provided above, Landlord will furnish Tenant a reasonably detailed statement of Operating Expenses for such calendar year (the “Statement”). Any amounts owing for that year shall, within thirty (30) days, be paid by Tenant to Landlord. Any amounts overpaid shall, at Landlord’s option, be credited against the next installment(s) of estimated Operating Expenses and Monthly Rent due from Tenant, or be refunded to Tenant within thirty (30) days after the date of the Statement. The parties’ obligations with respect to payment or refund of any deficiency or overpayment shall survive termination or expiration of this Lease; provided that no Operating Expense payments shall be due from Tenant which are not billed to Tenant within one (1) year after the Expiration Date of this Lease, and provided further that Tenant’s failure to dispute the amount of any Operating Expense or reconciliation statement within 180 days after Tenant’s receipt of a reconciliation statement for the applicable calendar year, shall be deemed Tenant’s waiver to ever make a claim based on Operating Expenses for the applicable year.
          (b) As used in this Lease, the term “Operating Expenses” means any and all costs, expenses and disbursements of every kind and character that Landlord in good faith incurs, pays or becomes obligated to pay in connection with its ownership interest in the Property, or the operation, maintenance, management, repair, replacement, and security thereof; plus, with respect to such costs, expenses, and disbursements for the Property which do not exclusively pertain to the Property, the portion of such expenses which Landlord reasonably and equitably allocates to the Property. If before the Multi-Tenant Provisions become effective, there are any costs incurred in a single bill or contract (e.g., landscaping services) which benefit both the Property and the Adjacent Parcel, Landlord may allocate the costs of such items on an equitable basis to the Property and the Adjacent Parcel, and include that portion of the bill which is reasonably and equitably allocated to the Property in Operating Expenses. Operating Expenses include, without limitation, any and all assessments Landlord must pay pursuant to any covenants, conditions or restrictions, reciprocal easement agreements, tenancy-in-common agreements or similar restrictions and agreements affecting the Premises, Taxes (as defined below), assessments and other similar governmental charges; water and sewer charges; the cost and expense of insurance, including loss of rents coverage and all other coverage procured by Landlord, and any applicable deductibles (provided the same are commercially reasonable and to the extent in excess of $25,000, such deductibles shall be treated as a Capital Expense (as defined below)); utilities (other than those paid directly by Tenant to the utility provider); security; labor and personnel costs (including applicable overhead); parking lot maintenance and repair; a management fee to Landlord or its agent in the amount of 3.5% of the Monthly Rental (the “Management Fee”); heating, ventilating and air conditioning repairs, replacements (which will be treated as Capital Items), and maintenance; waste disposal; elevator maintenance; repair, replacement (which replacements may, in certain circumstances described below, be treated as Capital Items), and maintenance of the plumbing, heating, ventilating, air conditioning, electrical, life safety and building management systems furnished by Landlord (the “Building Systems”);

costs associated with the upkeep and operation of all parking and Common Areas; costs and expenses of gardening and landscaping; maintenance of signs (other than costs incurred by Tenant to maintain Tenant’s signs); and personal property taxes levied on or attributable to personal property used in connection with the Property. As to Capital Expenses (as defined below), such expenses shall only be included in Operating Expenses if such Capital Items (as defined below) (i) are incurred in order for the Property to comply with Applicable Laws, (ii) can reasonably be anticipated to reduce Operating Expenses that would otherwise be incurred, or (iii) are determined by Landlord to be reasonably necessary to keep the Property in a first class condition based upon wear and tear of such items, but all such Capital Expenses shall be amortized over the reasonable useful life of such improvement, replacement, repair or equipment as reasonably determined by Landlord (including an interest factor of the then-applicable Prime Rate). All Operating Expenses for Capital Items are "Capital Expenses.” For purposes of this Lease, the term “Capital Items” means those items that individually cost more than $50,000.00 that are considered capital repairs, replacements, improvements or equipment under generally accepted accounting principles consistently applied, and any insurance deductible to the extent exceeding $25,000.00.
          (c) Notwithstanding the above, Operating Expenses shall not include the following:
                    (i) Interest, principal, depreciation, and other lender costs and closing costs on any mortgage or mortgages, ground lease payments, or other debt instrument encumbering the Premises;
                    (ii) Any bad debt loss, rent loss, or reserves for bad debt or rent loss;
                    (iii) Landlord’s costs of defending or prosecuting any lawsuit with any mortgagee, lender, ground lessor, broker, tenant, occupant, or prospective tenant or occupant;
                    (iv) Landlord’s costs of selling or syndicating any of Landlord’s interest in the Premises; and disputes between Landlord and Landlord’s property manager;
                    (v) Landlord’s general corporate or partnership overhead and general administrative expenses, and legal and accounting costs to the extent the same are not related to the management of the Project;
                    (vi) Salaries of management personnel above the level of property manager who are not directly related to the Premises or primarily engaged in the operation, maintenance, and repair of the Premises, except to the extent that those costs and expenses are included in the management fees;
                    (vii) Advertising, promotional expenditures and leasing expenses primarily directed toward obtaining tenants to lease space in the Property;
                    (viii) Leasing commissions, space-planning costs, attorney fees and costs, disbursements, and other expenses incurred in connection with leasing, other negotiations, or disputes with tenants, occupants, prospective tenants, or other prospective occupants of the Premises, or associated with the enforcement of any leases;
                    (ix) Charitable or political contributions;
                    (x) Costs for which Landlord is reimbursed by a third party (other than through Operating Expense reimbursements);

                    (xi) Fees paid to any affiliate or party related to Landlord to the extent such fees exceed the charges for comparable services rendered by unaffiliated third parties of comparable skill, stature and reputation in the same market (excluding the Management Fee);
                    (xii) Any costs incurred in connection with the redevelopment or any future expansion of the Property or the Adjacent Parcel, including construction costs, permitting, design, or any other cost or fee in connection with such future development process;
                    (xiii) Any cost relating to the presence of any Hazardous Materials on the Property or Adjacent Parcel in violation of Applicable Law to the extent such cost is the sole responsibility of Landlord or Tenant under Section 20.19 below or any costs associated with the migration of Hazardous Materials onto the Project or Property;
                    (xiv) any reserves for Capital Items; or
                    (xv) The cost of any item which Tenant pays directly (e.g., if the Multi-Tenant Provisions apply and Tenant pays directly all HVAC maintenance for its Premises it will not be responsible for its Pro Rata Share of HVAC maintenance for any other portion of the Project).
     4.4 Audit Right. Upon Tenant’s written request given not more than 120 days after Tenant’s receipt of a Statement for a particular calendar year, Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Operating Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within thirty (30) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Operating Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a regionally recognized accounting firm, and (B) is not working on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant has paid all amounts required to be paid under the applicable Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s cost, by an independent certified public accountant (the "Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such determination by the Accountant proves that Operating Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord.
     4.5 Payment of Rent. All rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, on the first day of each month. Tenant shall pay Monthly Rental and Additional Rental to Landlord c/o Veralliance Properties, Inc., 8910 University Center Lane, Suite 630, San Diego, California 92122, or to such other address as Landlord may from time to time designate in writing to Tenant; provided that Tenant shall also be permitted to pay rent by bank wire or electronic funds transfer (“EFT”), in which case Landlord will, at Tenant’s request, provide Tenant with wiring instructions or other reasonably necessary information to accomplish such EFT.
     4.6 Late Payments. If Tenant fails to pay any Monthly Rental or estimated Operating Expenses within five business days of the first day of the calendar month, or Tenant fails to pay or reimburse Landlord any other amount to be paid under this Lease within 30 days after invoicing (or the period set forth in this Lease if different), Tenant shall pay a late fee equal to three percent (3.0%) of such unpaid amount. In addition, such unpaid amounts shall bear interest at the rate equal to the sum of five percent (5.0%) plus the Prime Rate per annum (the “Interest Rate”) from the due date if payment is not made by the 5th business day of each month, as to Monthly Rental or estimated Operating Expenses, or within 30 days after invoicing from Landlord, as to all other payment obligations of Tenant under this Lease. As used herein, “Prime Rate” shall mean the base rate on corporate loans at large U.S. money center commercial banks as published from time to time by The Wall Street Journal, adjusted monthly to such published rate. In addition, Tenant acknowledges that the late payment of any installment of Monthly Rental or Additional Rental will cause Landlord to incur certain costs and expenses, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses may include, but are not limited to, administrative and collection costs and processing and accounting expenses. Landlord and Tenant agree that the late charges described herein represent a reasonable estimate of the costs and expenses Landlord will incur and is fair compensation to Landlord for its loss suffered by reason of late payment by Tenant. If a late charge is payable under this Lease, whether or not collected, at least three times during any 18-month period, then Tenant’s monthly payments automatically will become due and payable quarterly in advance, rather than monthly. (All monies paid to Landlord under the preceding sentence may be commingled with other monies of Landlord and will not bear interest; if Tenant breaches any provision of this Lease, then any balance remaining from such funds may, at Landlord’s election, be applied to the payment of any monetary default of Tenant.)
     4.7 Security Deposit/Letter of Credit. The parties agree that on or before the Commencement Date, and subject to adjustment as set forth below, Tenant shall deliver to Landlord a security deposit in the amount of nine times the initial Monthly Rental (the “Security Deposit”); i.e., $5,693,541.75. In lieu of depositing a cash Security Deposit with Landlord, Tenant may provide Landlord with an irrevocable and transferable standby letter of credit in accordance with the rules of ISP98 (or such other commonly accepted rules governing standbys reasonably acceptable to Landlord) in a form and issued by a financial institution reasonably acceptable to Landlord (“Letter of Credit”), which Letter of Credit must automatically extend for minimum one-year periods unless, at least 60 days prior to expiration, Landlord receives written notice from the issuer of the Letter of Credit that the Letter of Credit will not be extended for at least a one-year period (a “Non-Renewal Notice”). Landlord may draw the Letter of Credit in part or in full in the event of any uncured default by Tenant or to pay for any Tenant obligations under this Lease or in the event Landlord receives a Non-Renewal Notice. To the extent Landlord draws more funds on the Letter of Credit than can be applied to obligations then due or payable to Landlord, the excess will be held by Landlord as a cash Security Deposit subject to the terms and conditions of this Section 4.7. Within 10 business days after Landlord’s request, and at Landlord’s sole cost, Tenant shall cause the Letter of Credit to be re-issued or transferred to any buyer or lender of Landlord or to be replaced if it is lost, mutilated, stolen, or destroyed (provided that in the case of a loss, mutilation, theft, or destruction, Landlord may be required as a condition of such replacement to sign the standard “lost instrument affidavit and indemnity” or similar agreement on the issuing bank’s standard form as a condition to replacement). Tenant shall ensure that, on each third Adjustment Date throughout the Term (as it may be extended), the sum of the unexpended portion of the Security Deposit plus the balance of the Letter of Credit equals nine times the then applicable Monthly Rental.
     (a) Application of Security Deposit/Letter of Credit. Tenant hereby grants to Landlord a security interest in the Security Deposit, including, but not limited to, replenishments thereof. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (a) to remedy any default by Tenant, including Tenant’s failure to pay Monthly Rental or Additional Rental or a late charge or interest on defaulted rent, or any other monetary payment obligation of Tenant under this Lease; (b) to repair damage to the Premises caused or permitted to occur by Tenant or Tenant’s Invitee after all applicable notice and cure periods have elapsed; (c) to clean, restore and repair the Premises following surrender to Landlord if not surrendered in the condition required pursuant to the provisions of this Lease, and (d) to remedy any other default of Tenant to the extent permitted by law including, without limitation, paying in full on Tenant’s behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Premises, after the expiration of any applicable notice and cure periods. Tenant hereby waives all rights and restrictions contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or Letter of Credit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon receipt of written demand therefor, an amount in cash sufficient to fully restore the cash Security Deposit or within ten (10) business days after demand shall increase the face value of the Letter of Credit, as the case may be. If such Security Deposit shall be posted in cash, it shall be held by Landlord in a separate interest-bearing account, and the interest earned thereon shall be paid annually to Tenant. If Landlord transfers the Premises during the Term, Landlord shall transfer the Security Deposit to any subsequent owner, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of thirty (30) days following a surrender of the Premises by Tenant to Landlord within which to inspect the Premises, determine the expected costs to make required restorations and repairs, receive, and prepare an accounting with respect to the Security Deposit. In no event shall the Security Deposit or any portion thereof, be considered prepaid rent.
          (b) Minimum Cash Reserve Requirement. In the event that at any time during the Term, the amount of Tenant’s cash and readily marketable investments that Tenant has available (“Cash Reserve”) totals less than Fifty Million Dollars ($50,000,000), then Tenant shall increase the security for this Lease by an amount equal to Five Million Dollars ($5,000,000), as adjusted concurrent with and in proportion to the annual increases in Monthly Rental (the “Additional Security”), by either (i) posting an additional cash Security Deposit, or (ii) causing an additional Letter of Credit to be issued, or (iii) increasing the face amount of the existing Letter of Credit, Cash Reserve excludes cash balances required to be maintained under any debt agreements, including but not limited to debt service reserve funds, sinking funds, principal and interest funds, and other debt related funds that are required to be maintained as part of a debt obligation. In the event that Tenant’s Cash Reserve later increases above Fifty Million Dollars and remains at or above that level for eight consecutive calendar quarters, or if Tenant’s Cash Reserve at any time increases above Seventy-Five Million Dollars ($75,000,000), provided that Tenant is not in default under this Lease, any additional cash Security Deposit will be returned and any additional Letter of Credit will be cancelled, or any increase in the original Letter of Credit will be reduced, and Landlord agrees to sign any documents or perform any acts necessary to cause the foregoing to occur (but Tenant’s right to the return of the additional amount after exceeding the applicable minimum Cash Reserve does not affect the Landlord’s subsequent right to require the additional security if Tenant’s Cash Reserve again falls below such minimum). From time to time during the Lease Term, but no more often than quarterly, Landlord will be permitted to receive from Tenant reasonable evidence of Tenant’s Cash Reserve, including statements as to the Cash Reserve certified by Tenant’s CEO and CFO on behalf of Tenant and acting in their corporate capacity, which Tenant will provide to Landlord within ten (10) business days after request.
ARTICLE 5
TAXES
     5.1 Real Property Taxes.
          (a) As used in this Lease, the term “Taxes” shall include any form of real property tax, assessment (special or otherwise), license fee, license tax, use tax, or any other levy, charge, expense or imposition imposed by any federal, state, county or city authority having jurisdiction, or any political subdivision thereof, or any school, agricultural, lighting, drainage or other improvement or special assessment district on any interest of Landlord or Tenant (including any legal or equitable interest of

Landlord or its mortgagee, if any) pertaining to Property (or the Project, and equitably allocated to the Property, if and when the Multi-Tenant Provisions apply). The term “Taxes” shall not include Landlord’s general income, inheritance, estate or gift taxes, or any tax or assessment levied on rents (other than Landlord’s gross receipts fee/tax if Landlord owns no other assets than those relating to the Property or Adjacent parcel) or any permit fees, exactions (for example, school fee or fire district fee required as a condition to development of the Adjacent Parcel), or development fees or similar costs required solely as a condition to the development of the Adjacent Parcel or expansion of the Property.
          (b) Tenant shall have the right to contest with the applicable taxing authority, in good faith, any Taxes, provided that Landlord’s interests are protected. In the event Landlord receives any refund of Taxes, Landlord shall promptly notify Tenant thereof. Landlord shall refund such amount to the extent the refund is on account of Taxes paid by Tenant.
     5.2 Other Taxes. Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, trade fixtures, leasehold improvements to the extent assessed separately from Taxes on the Property (or the Project, if and when the Multi-Tenant Provisions apply), and other personal property on the Premises. No taxes, assessments, fees or charges referred to in this Section 5.2 shall be considered Taxes under the provisions of Section 5.1.
ARTICLE 6
UTILITIES AND SERVICES
     6.1 Services. Landlord shall use commercially reasonable efforts to furnish, or cause to be furnished, all utility connections to the Premises in such amounts and capacity as are furnished on the Commencement Date. Tenant shall arrange for and pay the cost of all utilities and services (including any connection charges and taxes thereon) furnished to the Premises or otherwise used by Tenant, including electricity, water, sewer, gas, telephone, communication services, trash collection, and janitorial services. Landlord may furnish to the Premises any of the utilities and services set forth in the preceding sentence, in which case Tenant shall reimburse Landlord for Landlord’s cost of furnishing such utilities and services. In no event shall Tenant be responsible for the payment of any utility costs attributable to any development work performed by Landlord, specifically including the construction of Building 3, including any modifications to the existing utility services provided to the Property for such new construction. Landlord may not be held liable for failure to furnish any utilities or services to the Premises unless the failure results from Landlord’s gross negligence or willful misconduct (as addressed in Section 6.3 below). If Landlord constructs new or additional utility facilities, including wiring, plumbing, conduits, or mains, at the request of Tenant or due to any changed or increased utility requirements generated by Tenant, Tenant shall promptly pay to Landlord the total cost of such items on demand. The discontinuance of any utilities or services, including Landlord’s discontinuance or failure to provide any of the utilities or services furnished by Landlord to the Premises, shall neither be deemed an actual or constructive eviction, nor release Tenant from its obligations under this Lease including Tenant’s obligation to pay rent (except as specifically provided in Section 6.3 below).
     6.2 Payment of Utilities. Tenant agrees to pay directly to the appropriate utility company all charges for utility services supplied to Tenant or the Premises. If Tenant fails to pay when due any charges referred to in this Article 6, Landlord may pay the charge and Tenant shall reimburse Landlord, as Additional Rental, for any amount so paid by Landlord within ten (10) days after Tenant’s receipt of written demand therefor.

     6.3 Interruption of Service. Notwithstanding the foregoing provisions, in the event that any of the sanitary, electrical, heating, air conditioning, water, elevator, life safety or other essential systems serving the Premises (collectively, the “Essential Services”) are not supplied to the Premises (i) solely due to Landlord’s (or its agents, employees, licensee’s or contractor’s) gross negligence or (ii) in connection with construction on the Adjacent Parcel or in connection with the construction of Building 3 or new development of buildings on the Property (an “Abatement Event”), and such inability materially impairs Tenant’s ability to carry on its business in the Premises for a period of five (5) consecutive business days, the Monthly Rent and Additional Rent shall be abated commencing with the sixth (6th) business day of such material interference with Tenant’s business, based upon the extent to which such inability to supply Essential Services materially impairs Tenant’s ability to carry on its business in the Premises. Such abatement shall continue until the Essential Services have been restored to such extent that the lack of any remaining services no longer materially impairs Tenant’s ability to carry on its business in the Premises.
ARTICLE 7
TENANT’S CONDUCT OF BUSINESS
     7.1 Permitted Use. Tenant may use the Premises only for general office, laboratory and research and development (and including any other uses that Tenant is currently engaged in on the Premises as of the Commencement Date), but only to the extent such use is in accordance with the Operations Plan and all Applicable Laws. “Operations Plan” means a plan substantially the same as the Hazardous Materials Business Plan (submitted by the Tenant to the San Diego County, Department of Environmental Health – Hazardous Materials Division) and the Hazardous Materials Summary reports (submitted by the tenant to San Diego Fire Department) regarding Tenant’s use of material quantities of Hazardous Materials in or about the Premises. Tenant shall provide the initial Operations Plan to Landlord within 45 days after the Commencement Date of this Lease. If, at any time during the Term, Tenant desires to materially modify the Operations Plan, Tenant must first obtain Landlord’s written approval (which approval may not unreasonably be withheld or delayed).
     7.2 Signs. Tenant shall not affix upon the Premises any sign, advertising placard, name, insignia, trademark, descriptive material or other like item (collectively, “Signage”) without Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant shall have the exclusive right to maintain all existing signage located on the Property, and, subject to the previous sentence, to affix any additional items reasonably approved by Landlord, at its sole cost and expense in accordance with all Applicable Laws (as defined in Section 7.4 of this Lease), and shall maintain such items in good condition and repair during the Term. In no event shall Tenant be permitted to affix upon the Property any third party Signage, other than business identification Signage of subtenants (provided such Signage rights are reasonably approved by Landlord in accordance with Article 10) and Permitted Assignees who occupy material portions of the Premises. Landlord hereby approves of all Signage existing as of the Commencement Date. Before the Expiration Date or earlier termination of this Lease, Tenant shall remove all signage relating to it or any Tenant Invitee and repair any damaged caused by such removal.
     7.3 Parking. During the Term and Renewal Term(s), if any, Tenant shall be entitled to use, without charge and without restriction, all of the subterranean parking spaces at the Premises and all of the surface parking spaces located on the Property. Landlord shall maintain the parking areas in good condition and repair during the Term or any Renewal Term.

     7.4 Compliance With Laws. For purposes of this Lease, the term “Applicable Laws” includes all federal, state, county, city or government agency laws, statutes, ordinances, standards, rules, codes, legal requirements or orders now in force or hereafter enacted, promulgated or issued, including, without limitation, insurance requirements and government measures regulating or enforcing public access, occupational, health or safety standards for employers, employees, landlords or tenants which are applicable to the Premises or Project, as well as all private and public covenants, conditions and restrictions burdening, governing or recorded against any aspect of the Property or the Adjacent Parcel (“CC&Rs”) (provided Landlord will not vote for or propose any new CC&Rs which would unreasonably impact Tenant’s use and enjoyment of the Premises or its rights and benefits under this Lease), including the Site Development Permit applicable to the Property and Adjacent Parcel and the Covenants, Conditions, and Restrictions of the El Camino Real Association, Covenant and Environmental Restriction on Property entered into as of April 1, 2003, among Tenant, Science Park Center, LLC, and the Solana Beach School District, and the rules and regulations promulgated under each of the foregoing.
          (a) Tenant shall use the Premises in compliance with all Applicable Laws.
          (b) Tenant shall, at Tenant’s sole cost and expense, after receipt of written demand from the applicable governmental or legal authorities having jurisdiction over the Premises, perform (or cause to be performed) all structural and non-structural repairs, replacements, alterations and improvements to the Premises, necessary to comply with all Applicable Laws to the extent that such compliance was triggered by (A) Tenant’s particular use of the Premises (as opposed to office and lab use generally) or the change of Tenant’s use or increase in the intensity of such use, (B) the acts or omissions of Tenant or Tenant’s Invitees, and/or (C) Alterations (as defined below) made to the Premises by or on behalf of Tenant after the Commencement Date. In the event Tenant fails to perform the legal requirements as required by this Section 7.4(b) within a reasonable period of time after its receipt of notice, Landlord may, at its election, perform or cause to be performed any of the foregoing at Tenant’s expense.
          (c) Except to the extent of Tenant’s responsibility pursuant to Section 7.4(b), Landlord shall, at Landlord’s sole cost and expense (but includable in Operating Expenses except to the extent expressly prohibited in this Lease), promptly make all structural repairs, replacements, alterations and improvements to the Property needed to comply with all Applicable Laws, subject to inclusion in Operating Expenses to the extent permitted hereunder; provided that any requirements which are triggered due to Landlord’s development activities on the Adjacent Parcel (or any new development activities on the Property) shall not be included in Operating Expenses or payable by Tenant (except that costs incurred after the Building 3 Completion Date may be allocated in accordance with the Multi-Tenant Provisions).
          (d) This Section 7.4 shall not apply to any compliance issues relating to “Hazardous Materials” or “Hazardous Materials Laws” (as each term is defined in Section 20.19 below); the allocation of responsibility for which is set forth in Section 20.19 of this Lease.
     7.5 Amphitheatre Use. Landlord and Tenant hereby acknowledge that unless and until the Multi-Tenant Provisions become effective, use of the Amphitheatre is limited to Tenant and Tenant’s Invitees.

ARTICLE 8
MAINTENANCE, REPAIRS AND ALTERATIONS
     8.1 Maintenance Obligations. At Landlord’s expense (but includable in Operating Expenses except to the extent expressly prohibited in this Lease), Landlord shall repair and maintain the roof, exterior walls and structural portions of the Premises, all aspects of the Common Areas, and shall replace major components or the entirety of (A) the elevators, (B) the central plant, (C) exterior air handlers and other exterior HVAC elements, and (D) all Building Systems serving the Premises. All of such maintenance and replacement obligations will be performed in a manner consistent with a first class lab and office space. In all other regards, Tenant shall keep, maintain and preserve the Premises in first class condition and repair and shall, at Tenant’s sole cost and expense, promptly make all non-structural repairs and maintenance to the Premises and every part thereof and perform and pay for the operation, maintenance and repair of fixtures and the elevators, central plant, exterior air handlers and other HVAC elements and all Building Systems serving the Premises. Tenant shall at its sole cost (i) maintain and repair, and repaint, all in first class condition, all aspects and portions of the Premises other than those for which Landlord is responsible under this Section 8.1, (ii) arrange for the removal of trash from the Premises, (iii) maintain service agreements reasonably satisfactory to Landlord relative to maintenance and repair of the security systems within the Premises, and of the HVAC and life safety systems serving the Premises, (vi) maintain janitorial and pest control service agreements with respect to the Premises, reasonably acceptable to Landlord (which contracts must at least include semi-annual floor waxing and annual carpet cleaning and annual grill cleaning); and (vii) maintain maintenance and repair logs with respect to all aspects of the Premises for which Tenant is conducting maintenance or repair, and make the logs available to Landlord for its review. Upon request, Tenant shall provide Landlord with current copies of all maintenance, service and cleaning contracts throughout the Term. Tenant will promptly notify Landlord if any items which Tenant is responsible for maintaining is in need of replacement or if any of the major components of such items are in need for replacement so that Landlord can perform such replacements as required by this Lease.
     Tenant shall have no obligation under this Section 8.1 with respect to Hazardous Materials or Hazardous Materials Laws; Tenant’s obligations with regard to Hazardous Materials and Hazardous Materials Laws are set forth in Section 20.19 of this Lease.
     8.2 Landlord’s Right To Perform. Landlord shall have the right to perform any obligation of Tenant under this Lease should Tenant fail to commence performance within fifteen (15) days after receipt of written demand therefor (except in the event of threat to the health and safety of any person in the Premises, in which event Tenant fails to commence performance within five (5) business days after receipt of written demand therefor, or such shorter period of time as may be appropriate under the circumstances) or, after commencing same, fail to diligently pursue such repairs to completion within thirty (30) days after receipt of written demand therefor. If, in accordance with this paragraph, Landlord performs any obligation for which Tenant is responsible pursuant to the terms of this Lease, Tenant shall pay the reasonable cost of such performance to Landlord with interest at the Interest Rate from the date of such expenditure by Landlord as Additional Rental, promptly upon receipt of a bill from Landlord for same.
     8.3 Tenant’s Right To Perform. Tenant shall have the right to perform any work that Tenant reasonably deems necessary in connection with the Premises should Landlord fail to perform its obligations under this Lease within fifteen (15) days after receipt of written demand therefor (except in the event of threat to the health and safety of any person in the Premises, in which event Landlord fails to commence such repairs within five (5) days after receipt of written demand therefor, or such shorter period of time as may be appropriate under the circumstances) or, after commencing same, fail to diligently pursue such repairs to completion. If, in accordance with this paragraph, Tenant makes any repairs that Landlord is obligated to make pursuant to the terms of this Lease, Landlord shall pay the cost of such repairs to Tenant with interest at the Interest Rate from the date of such expenditure by Tenant promptly upon receipt of a bill from Tenant for same.
     8.4 Alterations. Without first obtaining the written consent of Landlord, Tenant shall not make or cause to be made to the Premises any addition, renovation, alteration, reconstruction or change (collectively, “Alterations”) (a) involving structural changes or additions, (b) affecting the exteriors of any building, or (c) cost more than $40,000 individually or, when added to all prior Alterations for the preceding 12 months, cost more than $100,000. If Landlord’s consent is required, then Tenant shall submit to Landlord detailed plans and specifications for all proposed Alterations when requesting Landlord’s consent of such proposed Alterations. Tenant shall comply with all conditions which may be reasonably imposed by Landlord, including but not limited to Landlord’s reasonable approval of all contractors or construction techniques (but Landlord may not unreasonably impose such restrictions) and, if the estimated cost of the design and construction of the alterations exceeds $500,000, the establishment of security for payment of such amounts, and Tenant shall reimburse Landlord for architectural, engineering, or other consulting costs which reasonably may be incurred by Landlord in determining whether to approve any such Alterations. Tenant shall, before commencing any Alterations, at Tenant’s sole cost, (i) acquire (and deliver to Landlord a copy of) a permit from appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) if the cost of the Alteration exceeds $500,000, obtain and deliver to Landlord (unless this condition is waived in writing by Landlord) a lien and completion bond in an amount equal to 125% of the estimated cost of the proposed Alterations, to insure Landlord against any liability for mechanics’ liens and to ensure completion of the work, (iii) obtain (and deliver to Landlord proof of) reasonably adequate insurance, including workers compensation insurance, with respect to the individuals and entities installing or involved with such Alterations (which insurance Tenant shall maintain in force until completion of the Alterations). All Alterations shall upon installation become the property of Landlord and shall remain on and be surrendered with the Premises on termination of this Lease, except that Landlord may, at its election, require Tenant to remove any or all of the Alterations, by so notifying Tenant; but Tenant shall only be obligated to remove or restore Alterations made to the Premises by Tenant if either Landlord did not receive a request from Tenant for consent to the Alterations (and notifies Tenant prior to the expiration of this Lease that such removal will be required if Landlord was aware of the Alteration before such expiration date) or Landlord, at the time Landlord grants its consent therefor, states in writing that they must be removed or restored upon expiration or earlier termination of this Lease. Tenant may, at its option, remove or restore any Alterations that Tenant is required or permitted to remove or restore at any time on or before the expiration or earlier termination of this Lease. Tenant shall notify Landlord of the commencement date for all construction at least five (5) days prior to constructing any Alterations in order to allow Landlord an opportunity to post a notice on non-responsibility.
     8.5 No Liens By Tenant. Tenant shall, at all times during the Term or Tenant’s occupancy of the Premises after the expiration or earlier termination of the Term, keep the Premises free from any liens arising out of any work performed or materials furnished by or for Tenant.
ARTICLE 9
EMINENT DOMAIN
     9.1 Taking. The term “Taking,” as used in this Article 9, shall mean an appropriation or taking under the power of eminent domain by any public or quasi-public authority or a voluntary sale or conveyance in lieu of condemnation but under threat of condemnation.

     9.2 Total Taking. In the event of a Taking of the entire Premises, this Lease shall terminate and expire as of the date possession is delivered to the condemning authority and Landlord and Tenant shall each be released from any liability accruing pursuant to this Lease after the date of such termination, but Monthly Rental and Additional Rental for the last month of Tenant’s occupancy shall be prorated and Landlord shall refund to Tenant any Monthly Rental and Additional Rental paid in advance.
     9.3 Partial Taking.
          (a) Tenant’s Right to Terminate. Tenant shall have the option to terminate this Lease upon giving notice in writing of such election to Landlord within sixty (60) days after Tenant’s receipt of written notice that a portion of the Premises has been or shall be so taken if, (a) there is a Taking of more than twenty-five percent (25%) of the rentable square feet of the Premises and Tenant reasonably determines that such Taking will have a material adverse impact upon Tenant’s business, or (b) because of the laws then in force, the Premises may not be used for the same use being made before such Taking, whether or not restored. This Lease shall terminate effective as of the date Tenant is required to vacate the portion of the Premises taken. Notwithstanding anything to the contrary in this paragraph, if within 20 days after Landlord’s receipt of the Tenant’s termination notice under this paragraph, Landlord notifies Tenant that Landlord at its cost will add to the remaining Premises so that the area of the Premises will be substantially the same after the Condemnation as they were before the Condemnation, and such work will be completed within six (6) months after the date of such taking, and further provided that Landlord commences the restoration promptly after Landlord so notifies Tenant and completes the required work within such six (6) month period, then all obligations of Tenant under this Lease remain in effect, except that Monthly Rental and all Additional Rent will be abated or reduced during the period from the date of condemnation until the completion of such restoration by the ratio of (A) the area of the Premises taken to (B) the area of the Premises immediately before the Date of Condemnation, or if the remainder of the Premises is not usable by Tenant for its intended purposes hereunder, then rent shall be entirely abated.
          (b) Landlord’s Right to Terminate. Landlord shall have the option to terminate this Lease upon giving notice in writing of such election to Tenant within sixty (60) days after Landlord’s receipt of written notice that a portion of the Premises has been or shall be so taken if, (a) there is a Taking of more than twenty-five percent (25%) of the rentable square feet of the Premises, or (b) because of the laws then in force, the Premises may not be used for the same use being made before such Taking, whether or not restored. This Lease shall terminate effective as of the date Tenant is required to vacate the portion of the Premises taken.
          (c) Landlord and Tenant waive the provisions of any statute (including California Code of Civil Procedure Section 1265.130 or any successor statute) that allows Landlord or Tenant to petition the applicable court to terminate this Lease in the event of a partial taking of the Premises.
     9.4 Award. The entire award or compensation in any such condemnation proceeding, whether for a total or partial Taking, or for diminution in the value of the leasehold or for the fee, shall belong to and be the property of Landlord; and, in any event, the holder of any mortgage or deed of trust encumbering the Premises shall have a first priority to the extent of the unpaid balance of principal and interest on its loan. Without derogating the rights of Landlord or said lender under the preceding sentence, Tenant shall be entitled to recover from the condemning authority such compensation as may be separately awarded by the condemning authority to Tenant or recoverable from the condemning authority by Tenant in its own right for the taking of trade fixtures, equipment and other personal property owned by Tenant and for the expense of removing and relocating its business, for loss of goodwill and for other damages to its business.

     9.5 Continuation Of Lease. In the event of a partial Taking, if neither Landlord nor Tenant elects to terminate this Lease as provided above (or has no right to so terminate), Landlord agrees, at Landlord’s cost and expense (to the extent of condemnation proceeds actually received) as soon as reasonably possible after the Taking, to restore the Premises on the land remaining to a complete unit of like quality and character as existed prior to the Taking (and usable by Tenant for the same purposes and to the same extent used prior to the taking), provided that in no event shall Landlord be required to restore Tenant’s personal property, trade fixtures or equipment or any Alterations made by Tenant and, thereafter, Monthly Rental and Additional Rent shall be reduced based on the square footage of the interior portion of any building taken as compared to the portion remaining. In the event of a Taking of all or a portion of the parking area and Landlord is unable to promptly provide Tenant with suitable replacement parking area of at least 540 total spaces, Monthly Rental shall be reduced on an equitable basis, taking into account the relative value of the parking spaces taken unless Landlord provides reasonable on-site alternative, or reasonable proximate (with shuttle service) parking arrangements.
ARTICLE 10
ASSIGNMENT AND SUBLETTING
     10.1 Landlord’s Consent Required. Tenant shall not assign, sublet, pledge, encumber, license or hypothecate all or any part of this Lease or Tenant’s interest in the Premises (provided the foregoing shall apply to Tenant’s leasehold interest only and not to equipment loans, drug licensing or other encumbrances or arrangements not attaching to the interest in the leasehold estate) or permit the assignment, disposition, transfer, acquisition, or issuance of direct or indirect ownership interests (whether stock, partnership or otherwise) in Tenant, to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related transactions, which results in such person, entity, or group holding (or assigning, transferring, disposing of, or selling) 50% or more of the aggregate ownership interests in Tenant outstanding immediately prior to such transaction or series of related transactions (collectively, “Assignment” or “Assign”) without first procuring the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s disapproval of a proposed Assignment is deemed reasonable if the proposed Assignment, in Landlord’s reasonable determination, could jeopardize Landlord’s (or any of its owner’s) tax status (whether as a REIT, ERISA plan, or otherwise). Notwithstanding the foregoing, the parties acknowledge that Tenant is a publicly traded company and the sale of stock in Tenant which occurs over a public or private stock exchange is not within Tenant’s control and Landlord will not have any consent rights with respect to any such transfers or sale of stock. Notwithstanding any other provision of this Lease, Tenant may, upon written notice to Landlord, but without obtaining Landlord’s consent, without constituting a default under this Lease, (a) assign this Lease or all or any portion of the Premises to (i) any parent or subsidiary entity of Tenant, (ii) any person or entity that acquires all or substantially all of Tenant’s assets or all or any portion of the capital stock or other ownership interest in Tenant, (iii) any entity with which Tenant merges or is consolidated, regardless of whether Tenant is the surviving entity, or (iv) any person or entity that acquires all or substantially all of the business or assets operated or located on the Premises; or (b) cause a sale or transfer of all or any portion of the capital stock or other ownership interests in Tenant (each successor entity, assignee, purchaser or subtenant in (a) or (b) being referred to herein as a “Permitted Assignee”) provided that effective no later than the assignment to the Permitted Assignee (if a full assignment rather than a mere sublease and not in the case where the Permitted Assignee is, by operation of law, the successor to Tenant), the original Tenant under this Lease execute a guaranty of all tenant obligations under this Lease substantially in the form of the attached Exhibit E. In addition, an Assignment shall not include, and Landlord’s consent shall not be required for, any sale or other transfer of Tenant’s capital stock (or other ownership interest if Tenant is not a corporation) including, but not limited to, any sale or transfer by an existing shareholder.

     10.2 Procedures. Should Tenant desire to enter into an Assignment for which Landlord’s consent is required, Tenant shall request, in writing, Landlord’s consent to the proposed Assignment at least fifteen (15) days before the intended effective date of the proposed Assignment, which request shall include the following: (a) a copy of the proposed Assignment agreement, (b) reasonable evidence of the financial condition, operating history and management of the Assignee, and the Assignee’s intended use for the Premises (including its proposed Operations Plan), and (c) any information relevant to the proposed Assignment that Landlord may reasonably request. Within ten (10) business days after receipt of Tenant’s request for consent to the proposed Assignment together with all of the above-required information (including any follow-up information reasonably requested by Landlord), Landlord shall respond in writing by either: (i) consenting to the proposed Assignment; or (ii) refusing to consent to the proposed Assignment and citing the specific reason(s) for such refusal. If Landlord fails to respond within such 10-business day period, Tenant may give Landlord a notice that expressly states the following in all capital letters: “URGENT NOTICE TO LANDLORD. IF YOU FAIL TO DISAPPROVE OF THE REQUESTED ASSIGNMENT DESCRIBED BELOW WITHIN THREE BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, YOUR FAILURE WILL BE DEEMED CONSENT TO THE DESCRIBED ASSIGNMENT.” Landlord’s failure to respond within such 3-business day period to Tenant’s second request for the proposed Assignment shall be deemed Landlord’s consent thereto. Landlord will not be liable in damages to Tenant or to any proposed subtenant, assignee or other transferee if such consent is adjudicated to have been unreasonably withheld, in which case Tenant’s sole remedies are (i) to have the proposed Transfer declared valid as if Landlord’s consent had been given (in which case Tenant will be entitled to reasonable attorney’s fees if Tenant is the prevailing party in such litigation) and Landlord agrees and consents to such relief being obtainable via ex parte application or (ii) monetary damages if Tenant establishes that Landlord’s consent was withheld in bad faith. Tenant irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent and other amounts from any Assignment, and Landlord, as assignee and as special attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and other amounts and apply them toward Tenant’s obligations under this Lease; except that, unless and until Tenant receives notice from Landlord to the contrary, Tenant may collect such rent and other amounts. Tenant shall promptly reimburse Landlord for Landlord’s reasonable costs of reviewing, consenting to, rejecting or consummating any proposed Transfer, including reasonable attorneys’ fees. Tenant shall promptly pay to Landlord one-half of all rents and other consideration, of whatever nature, payable by the proposed transferee (or receivable by Tenant) pursuant to any Assignment (net of Tenant’s out-of-pocket leasing commission, legal fees, marketing costs, improvement costs and any similar cost items incurred in connection with the Assignment), that exceeds (1) if a sublease of a portion of the Premises, the portion of the Monthly Rental and Additional Rent that is allocable to the portion of the Premises subleased (such allocation based on the area of the portion subleased), or (2) if any other Assignment, the Monthly Rental and Additional Rent attributable to the Premises.
     10.3 No Release/Waiver. No Assignment, whether with or without Landlord’s consent, shall relieve Tenant from its obligations under this Lease and, as a condition to any Assignment (if a full assignment rather than a mere sublease and not in the case where the Permitted Assignee is, by operation of law, the successor to Tenant), Tenant shall execute a guaranty of all tenant obligations under this Lease in the form of the attached Exhibit E. A consent to one Assignment by Landlord shall not be deemed to be a consent to any subsequent Assignment to any other party.
     10.4 Form. Any Assignment (other than to a Permitted Assignee) shall be evidenced by an instrument in form and content reasonably satisfactory to Landlord and executed by Tenant and the assignee or sublessee, as the case may be, to evidence the Assignee’s assumption of the Lease. Any assignment to a Permitted Assignee in which the surviving entity is not Neurocrine Biosciences, Inc., will contain an express written provision by which the Permitted Assignee expressly assumes in writing all of the obligations under this Lease, and Tenant agrees to provide Landlord with reasonable evidence of such assignment and assumption.
ARTICLE 11
INSURANCE AND INDEMNITY
     11.1 Tenant’s Insurance. Tenant, at its sole cost and expense, shall procure, pay for and keep in full force and effect throughout the Term the following types of insurance, in at least the amounts and in the forms specified below:
          (a) Commercial general liability insurance with combined single limit for bodily injury, personal injury, death and property damage liability coverage in the amount of Ten Million Dollars ($10,000,000) per occurrence. The commercial general liability limits may be met by a combination of primary and umbrella insurance policies. Such policies shall insure against personal injury, bodily injury, death and damage to property occurring on or around the Property, or resulting from Tenant’s or Tenant’s invitee’s use or occupancy of the Property, or resulting from Tenant’s activities in or about the Property, which insurance shall contain “blanket contractual liability” and “broad form property damage” endorsements insuring Tenant’s performance of Tenant’s obligations to indemnify Landlord as contained in this Lease. All such liability insurance shall specifically insure the performance by Tenant of the indemnity agreement set forth in Section 11.5.
          (b) Worker’s compensation coverage as required by law.
          (c) Business interruption insurance for a period of six months.
          (d) Insurance covering all of Tenant’s Alterations, trade fixtures, equipment and other personal property from time to time in, on or about the Premises in an amount not less than their full replacement value from time to time, providing protection against any peril included within an ISO “Special Form” insurance policy.
          (e) Employers Liability Coverage of at least $1,000,000.00 per occurrence.
     11.2 Landlord’s Insurance.
          (a) Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in an ISO “Special Form” policy (formerly known as an “all-risk” policy) insuring Landlord (and Landlord’s lender as a loss payee) against loss from physical damage to the Premises with coverage of not less than one hundred percent (100%) of the full actual replacement cost thereof and against loss of rents for a period of not less than twelve (12) months, together with endorsements to cover any additional work required to comply with any Applicable Laws at the time of restoration. Such fire and property damage insurance, at Landlord’s election, but without any requirements on Landlord’s behalf to do so, (i) may be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; and/or (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof. Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory or trade fixtures or any modifications, or any Alterations made or constructed by Tenant to or within the Premises after the Commencement Date. No such policy for fire and property damage insurance required to be maintained by Landlord pursuant to this paragraph shall have a deductible greater than Fifty Thousand Dollars ($50,000.00), unless approved in writing by Tenant. Landlord shall use commercially reasonable efforts to obtain such insurance at competitive rates.

          (b) Landlord shall maintain commercial general liability insurance insuring Landlord (and Landlord’s lender as an additional insured) against liability for personal injury, bodily injury, death and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Five Million Dollars ($5,000,000). Landlord may carry such greater coverage as Landlord or Landlord’s lender may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property, provided that such limit shall in no event exceed the limit commonly carried by owners of property similarly situated and operating under similar circumstances unless as part of an Umbrella or blanket policy covering more than the Property (in which case the Property’s allocable share of the premium for such above-market limit may not exceed the premium that would be payable for a limit commonly carried by owners of property similarly situated and operating under similar circumstances). Any deductible for Landlord’s commercial general liability insurance will not be included in Operating Expenses.
          (c) Landlord may insure against loss or damage to the improvements located on the Property caused by earthquake or Differences in Conditions. In the event of damage due to an earthquake, Landlord shall bear the cost of any deductible payable in connection therewith, except to the extent of Tenant’s pro rata share of such deductible (i.e., 100%, unless and until the Multi-Tenant Provisions become effective), amortized as a Capital Expense pursuant to the provisions of Section 4.3 above. In no event shall Tenant be responsible for any shortfall amount of such earthquake insurance proceeds.
          (d) Landlord may procure pollution insurance. If such insurance is procured for a multi-year period, the costs of such coverage will be included in Operating Expenses on an amortized basis over the period of such insurance coverage (as if the cost were a Capital Expense and the useful life of such Capital Expense were the term of the coverage).
          (e) Landlord may maintain any other commercially reasonable insurance which in the reasonable opinion of its insurance broker, advisor or legal counsel is prudent in carry under the given circumstances, provided such insurance is available at commercially reasonable rates and commonly carried by owners of property similarly situated and operating under similar circumstances.
     11.3 Policy Form. All policies of insurance required of Tenant herein shall be issued by insurance companies with general policy holder’s rating of not less than A and a financial rating of not less than Class VII, as rated in the most current available “Best’s Key Rating Guide”, and which are admitted to do business in the State of California. All such policies, except for the Worker’s Compensation coverage, shall name as additional insureds, Landlord and Landlord’s mortgagee(s), ground lessor(s), or beneficiary(ies) whose names and addresses have been provided to Tenant, The Prudential Insurance Company of America (or any of its affiliates designated by Landlord), and Landlord’s managing agent (which initially is Veralliance Properties, Inc.). Executed copies of the policies of insurance or certificates thereof shall be delivered to Landlord on or before the Commencement Date. Thereafter, executed copies of renewal policies or certificates thereof shall be delivered to Landlord prior to the expiration of the term of each policy. All policies of insurance delivered to Landlord must contain a provision that the company writing the policy will give to Landlord at least 10 days’ prior written notice of any cancellation or lapse in such insurance. All policies required of Tenant herein shall be endorsed to read that such policies are primary policies as to claims within the Premises and any insurance carried by Landlord or Landlord’s property manager shall be noncontributing with such policies.
     11.4 Blanket Policies. Notwithstanding anything to the contrary contained in this Article 11, Landlord or Tenant’s obligation to carry insurance may be satisfied by coverage under a so-called blanket or umbrella policy or policies of insurance if approved by the other party which approval may not unreasonably be withheld).
     11.5 Indemnity.
          (a) “Landlord” for the purposes of this Section 11.5 shall mean and include Landlord and Landlord’s successors, assigns, shareholders, members, partners, directors, employees, contractors and agents. Tenant shall defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord from and against any and all claims, actions, causes of action, demands, rights, damages, costs (including reasonable attorneys’ fees and court costs), liabilities, debts, obligations, judgments, remedies, benefits, losses and expenses of any kind whatsoever (collectively, “Claims”) which may now or in the future be incurred or suffered by Landlord by reason of, arising out of or connected with (i) Tenant’s or Tenant’s Invitee’s acts or omissions, (ii) any breach of this Lease by Tenant, (iii) violation of any Applicable Law caused by Tenant or any Tenant Invitee, or (iv) the death, bodily injury or property damage suffered by any third party occurring (A) within the Premises (or on or about the Premises after the Multi Tenant Provisions become effective) or (B) directly resulting from Tenant’s or Tenant’s Invitee’s use or occupancy of the Premises, or from Tenant’s or Tenant’s Invitee’s activities in or about the Premises. Notwithstanding any of the foregoing to the contrary, Tenant shall not be liable for, and Tenant’s indemnity under this Section 11.5(a) shall not extend to, (1) any damage or injury to the extent and in the proportion that the same is ultimately determined to be attributable to the gross negligence or intentional misconduct of Landlord or (2) any punitive damages claimed by Landlord. Landlord shall reimburse Tenant for any amounts paid to Landlord by Tenant under this Section 11.5(a) to the extent Landlord receives insurance proceeds therefor. Tenant’s obligations under this Section 11.5(a) shall survive the expiration or earlier termination of this Lease.
          (b) “Tenant” for the purposes of this Section 11.5(b) shall mean and include Tenant and Tenant’s successors, assigns, shareholders, members, partners, employees, contractors and agents. Landlord shall defend (with counsel reasonably acceptable to Tenant), indemnify and hold harmless Tenant from and against any and all Claims which may now or in the future be incurred or suffered by Tenant by reason of, arising out of or connected with (i) Landlord’s gross negligence or intentional misconduct, or (ii) any breach of this Lease by Landlord. Notwithstanding any of the foregoing to the contrary, Landlord shall not be liable for, and Landlord’s indemnity under this Section 11.5(b) shall not extend (1) to any damage or injury to the extent and in the proportion that the same is ultimately determined to be attributable to the negligence or intentional misconduct of Tenant or any Tenant Invitee, or (2) any punitive damages claimed by Tenant. Tenant shall reimburse Landlord for any amounts incurred by Landlord under this Section 11.5(a) to the extent Tenant receives insurance proceeds therefor. Landlord’s obligations under this Section 11.5(b) shall survive the expiration or earlier termination of this Lease.
     11.6 Waiver Of Subrogation. Landlord and Tenant (as applicable, the “Insuring Party”) each waives any rights it may have against the other on account of any loss or damage occasioned to the Insuring Party arising from any liability, loss, damage or injury caused by fire or other casualty to the extent insurance is carried or required to be carried by the Insuring Party pursuant to this Lease. All insurance policies obtained by Landlord and Tenant relating to the Premises (other than the liability policies) shall contain endorsements waiving any right of subrogation which the insurer may otherwise have against the noninsuring party. The foregoing release and the foregoing requirement for waivers of subrogation shall be operative only so long as the same shall not preclude the obtaining of such insurance; provided that if either party’s insurer refuses to include the waiver of subrogation provided for above, such party must notify the other party and if such other party finds an alternate insurer who will provide such a waiver, the insurance will be purchased from the insurer willing to waive subrogation.

     11.7 Failure By Tenant To Maintain Insurance. If Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Article 11, Landlord may, after notice to Tenant and a five (5) business day cure period, secure the appropriate insurance policies and Tenant shall pay, upon demand, the cost of same to Landlord along with a coordination fee in the amount of 10% of the costs of such insurance, as Additional Rental.
ARTICLE 12
DAMAGE
     12.1 Insured Casualty. In the case of damage by fire or other perils covered by the insurance carried or required to be carried pursuant to Article 11, provided that neither Landlord nor Tenant terminates this Lease as provided herein, Landlord shall as soon as possible commence such repair, reconstruction and restoration of the Premises and shall diligently prosecute the same to completion, but Landlord shall not be required to restore Tenant’s trade fixtures, equipment and personal property or Alterations made by Tenant after the Commencement Date (unless insurance proceeds are specifically designated for and available to restore such Alterations). Notwithstanding the foregoing, if (a) the Premises is destroyed to an extent of at least fifty percent (50%) of the then full replacement cost thereof as of the date of destruction, (b) the destruction occurs during the last year of the Term (as it may have been extended), or (c) the Premises is damaged by any peril and, because of the laws then in force, the Premises cannot be used for the same use being made thereof before such damage, then Tenant and Landlord shall each have the right to terminate this Lease. A party may exercise this termination right by giving written notice to the other party within thirty (30) days after the date of such destruction. In addition, Landlord shall have the option to terminate this Lease in the event the Premises is damaged by any peril to such an extent that the estimated cost to restore the Premises exceeds the insurance proceeds received by Landlord by more than $250,000, which option may be exercised only by delivery to Tenant of a written notice of election to terminate before the 45th day after Landlord’s receipt of the insurance proceeds. Notwithstanding the foregoing, Tenant may, at its election (but shall not be obligated to), provide Landlord with funds to cover such shortfall, within thirty (30) days after Tenant’s receipt of Landlord’s termination notice, in which event Landlord shall complete its repair, reconstruction and restoration of the Premises pursuant to this Article and this Lease shall remain in full force and effect. If this Lease is not terminated pursuant to the provisions of this Section 12.1, then the destruction will not terminate this Lease, and all obligations of Tenant under this Lease will remain in effect, except that, to the extent rental interruption insurance proceeds are paid to Landlord (or would have been paid, but for Landlord’s breach of Section 11.2(a)), the Monthly Rental and Operating Expenses will be abated or reduced, between the date of the destruction and the date of completion of restoration, by the ratio of (a) the area of the Premises rendered unusable or inaccessible by the destruction to (b) the area of the Premises before the destruction, or abated entirely if the remaining portion of the Premises is not sufficient for the conduct of Tenant’s business. The foregoing shall not affect Tenant’s rights set forth in Section 12.3 below.
     12.2 Uninsured Casualty. If the Premises is damaged as a result of any casualty not covered by the insurance carried or required to be carried pursuant to Article 11, then, at Landlord’s option, either (a) within thirty (30) days following the date of such damage, Landlord may elect to, and shall as soon as possible after such election, commence repair, reconstruction or restoration of the Premises and diligently prosecute the same to completion or, (b) Landlord may elect within said thirty (30) days not to so repair, reconstruct or restore the damaged property, in which event this Lease shall cease and terminate upon the expiration of such thirty (30)-day period, unless Tenant agrees within fifteen (15) days after such election to pay the cost of the repair, reconstruction or restoration and provides Landlord with security for such payment, in which event Landlord shall be deemed to have elected the option in subpart (a) in this Section 12.2. If this Lease is not terminated pursuant to the provisions of this Section 12.2, then the destruction will not terminate this Lease, and all obligations of Tenant under this Lease will remain in effect, except that, to the extent rental interruption insurance proceeds are paid to Landlord (or would have been paid, but for Landlord’s breach of Section 11.2(a)), the Monthly Rental and Operating Expenses will be abated or reduced, between the date of the destruction and the date of completion of restoration, by the ratio of (a) the area of the Premises rendered unusable or inaccessible by the destruction to (b) the area of the Premises before the destruction, or abated entirely if the remaining portion of the Premises is not sufficient for the conduct of Tenant’s business. The foregoing shall not affect Tenant’s rights set forth in Section 12.3 below.
     12.3 Landlord’s Failure To Complete. If Landlord either elects or is required to repair, reconstruct or restore the Premises pursuant to this Article 12, and Landlord fails to complete such repair, reconstruction or restoration of the Premises on or before the date (the "Outside Repair Date”) that is earlier of (a) 12 months after the date Landlord receives all required permits with respect to such repairs, or (b) 18 months after the date of the damage, then Tenant shall have the right to terminate this Lease by written notice to Landlord given within thirty (30) days thereafter.
     12.4 Damage Provision Controls. If Landlord restores the Premises as provided above, then Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) or any successor statute with respect to any destruction of the Premises.
ARTICLE 13
DEFAULTS BY TENANT
     13.1 Events Of Default. Should Tenant at any time:
          (a) fail to make any payment of Monthly Rental pursuant to this Lease for a period of three (3) business days after receipt of written notice from Landlord to Tenant regarding the delinquent payment (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute), or
          (b) fail to make any monthly payment of Operating Expenses payable by Tenant pursuant to this Lease (where Landlord has notified Tenant in writing of the amount of monthly payment) for a period of three business days after receipt of written notice from Landlord to Tenant regarding the delinquent payment (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute), or
          (c) fail to make any payment of any other charge payable by Tenant pursuant to this Lease (or to provide or increase the Security Deposit or Letter of Credit) for a period of ten (10) business days after receipt of written notice from Landlord to Tenant that such payment is due (provided, however, any notice shall be in lieu of, and not in addition to, any notice required under Section 1161 of the Code of Civil Procedure of California or any similar, superseding statute), or
          (d) Tenant’s default under any material debt obligation to a third-party (evidencing or resulting in a material adverse change to Tenant’s financial condition) or Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; provided that nothing in this Section 13.1(d) shall be construed to mean that a dispute between Tenant and any third party will give rise to a default under this Lease and this section is intended to apply to undisputed claims which Tenant is unable to pay due to financial distress, or
          (e) Tenant’s failure to provide an estoppel or SNDA as required under this Lease within 10 business days after request from Landlord of Tenant to do so.
          (f) have filed against Tenant a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law, statute, ordinance, rule or regulation relating to bankruptcy (unless, in the case of a petition filed against Tenant, same is dismissed within ninety (90) days), or
          (g) institute any proceedings under the Bankruptcy Code or any similar or successor statute, code or act, or should an appointed trustee or receiver take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within thirty (30) days, or
          (h) have all or substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease attached or judicially seized where the seizure is not discharged within ninety (90) days, or
          (i) Tenant’s failure (other than a default described above in this Section 13.1) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 15 days after written notice to Tenant; provided, however, if Tenant’s failure to comply cannot reasonably be cured within 15 days, Tenant will be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 15 days and diligently pursues the cure to completion;
then the occurrence of any one (1) or more of the foregoing events (each, an “Event of Default”) constitutes a material breach of this Lease and, in addition to any or all other rights and remedies available to Landlord at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to Tenant or any other person, (i) to declare the Term ended and to re-enter and take possession of the Premises and remove all persons therefrom, or (ii) to the remedy described in California Civil Code Section 1951.4 (i.e., Landlord may continue the Lease in effect after Tenant’s breach and abandonment (or Event of Default) and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations), or (iii) even though it may have continued the Lease as provided in subparagraph (ii) of this Section 13.1, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. In any case in which Landlord shall re-enter and occupy the whole or any part of the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises from time to time in such manner as Landlord deems best, or may relet the Premises or any part thereof and receive the rents therefor, and none of such actions shall constitute a termination of this Lease or a release of Tenant from any liability hereunder (provided that any amounts so received shall be credited against Tenant’s obligations hereunder). Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any Monthly Rental, Additional Rental or other charges later accruing, by any re-entry of the Premises pursuant to subparagraph (ii) of this Section 13.1, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease.
     As long as Landlord does not terminate Tenant’s right to possession, Landlord may (i) continue this Lease in effect, (ii) continue to collect rent when due and enforce all the other provisions of this Lease, and (iii) enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining term of this Lease. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including brokers’ commissions, attorneys’ fees, advertising costs, and reasonably necessary expenses of remodeling the Premises for such reletting. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such reletting will be applied to the payment of amounts due from Tenant to Landlord, and then any sum remaining from the rent Landlord receives from the reletting will be held by Landlord and applied in payment of future rent as it becomes due under this Lease. Tenant will not be entitled to any excess rent received by Landlord unless and until all obligations of Tenant under this Lease, including all future obligations, are satisfied in full.
     13.2 Termination Of Lease. Should Landlord elect to terminate this Lease pursuant to the provisions of subparagraphs (i) or (iii) of Section 13.1, Landlord may recover from Tenant, as damages, the following: (a) the worth at the time of award of any unpaid rent which had been earned at the time of the termination, plus (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided, plus (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided, plus (d) all other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including, but not limited to, reasonable attorneys’ fees and court costs therefor, (ii) maintaining or preserving the Premises after any default, or (iii) any other costs necessary or appropriate to relet the Premises, plus (iv) at Landlord’s election, any other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
     As used in subparagraphs (a) and (b) of Section 13.2, the “worth at the time of award” is computed by allowing interest at the lesser of the Interest Rate and the maximum lawful rate. As used in subparagraph (c) of Section 13.2, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     13.3 Definition Of Rental. For purposes of this Article 13 only, the term “rent” or “rental” shall be deemed to be Monthly Rental, Additional Rental and all other sums required to be paid by Tenant pursuant to the terms of this Lease. All sums, other than Monthly Rental, shall, for the purpose of calculating any amount due under the provisions of subparagraph (c) of Section 13.2, be computed on the basis of the average monthly amount accruing during the immediately preceding sixty (60) month period, except that if it becomes necessary to compute these sums before the sixty (60) month period has occurred, then these sums shall be computed on the basis of the average monthly amount accruing during the shorter period.
     13.4 Landlord’s Rights to Cure and Enforcement Costs. Landlord, at any time after an Event of Default, may cure such default or breach at Tenant’s sole cost. If Landlord, by reason of Tenant’s default or breach, pays any sum or does any act that requires the payment of any sum, such sum shall be due immediately from Tenant to Landlord at the time such sum is paid along with interest on such amount at the Interest Rate, and such amounts constitute Additional rent under this Lease. On demand, Tenant shall pay Landlord all costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant under this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not Landlord commences any action.

ARTICLE 14
DEFAULTS BY LANDLORD
     14.1 Landlord’s Liability. If Landlord fails to perform any of its obligations contained in this Lease within thirty (30) days after written notice from Tenant (or if more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to commence to cure the default within said thirty (30) days or thereafter fail to diligently prosecute such cure to completion), then Tenant’s sole and exclusive remedies are to bring an appropriate action for specific performance against Landlord or to sue Landlord for damages and Tenant may in no event offset its rent, or perform Landlord’s obligations (except in an emergency or in accordance with Section 8.3), or deduct any amounts from Tenant’s rental obligations under this Lease. All of Tenant’s rights and remedies under this Section shall be cumulative. Landlord and Tenant agree that the provisions of this Section are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.
     14.2 Cure By Lender. If any part of the Premises is at any time subject to a first mortgage or a first deed of trust or ground lease, and this Lease or the rentals due from Tenant hereunder are assigned by Landlord to a mortgagee, trustee or beneficiary or ground lessor (“Assignee” for purposes of this Article 14 only) and Tenant is given written notice of the assignment including the mailing address of Assignee, then Tenant shall also give written notice of any default by Landlord to Assignee, specifying the default in reasonable detail and affording Assignee a reasonable period of time to cure the default before Tenant exercises any remedy. If and when Assignee has made performance on behalf of Landlord, the default shall be deemed cured.
ARTICLE 15
SUBORDINATION, ATTORNMENT AND ESTOPPEL CERTIFICATE
     15.1 Subordination, Non-Disturbance, and Attornment. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust, ground lease, or underlying lease (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Premises, provided that the holder of each such mortgage, deed of trust, ground lease, or underlying lease (each, a “Lender”) shall not disturb Tenant’s tenancy so long as no Event of Default occurs. The provisions of this paragraph are self-operative, and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall, within 10 days after Landlord’s request, execute and deliver any reasonable instruments that Landlord or any Lender may request to evidence such subordination (and “SNDA”) so long as the SNDA includes customary non-disturbance protection for Tenant as included in standard or customary commercially reasonable SNDAs. At Tenant’s request, Landlord shall diligently seek an SNDA from its Lender(s). Notwithstanding the preceding provisions of this paragraph, if any Lender elects to have this Lease prior to the lien of its ground lease, deed of trust, or mortgage, and gives written notice thereof to Tenant, then this Lease is deemed to be prior to the lien of such ground lease or mortgage and such ground lease, deed of trust, or mortgage shall be deemed to be subordinate to this Lease, but thereafter if such Lender or lessor succeeds to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure, termination, or otherwise, then (i) such successor landlord will not be subject to any offsets or defenses which Tenant might have against Landlord prior to the succession date, (ii) such successor landlord will not be bound by any prepayment by Tenant of more than one month’s installment of rent, (iii) such successor landlord will not be subject to any liability or obligation of Landlord except those arising after such succession, (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, (v) Tenant shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, provided the same is in a commercially reasonable form which includes reasonable non-disturbance language and (vi) on such attornment, this Lease shall continue in effect as a direct lease between such successor landlord and Tenant.
     15.2 Estoppel Certificate. Each party agrees, within ten (10) business days’ written prior notice by the other, to execute, acknowledge and deliver to the other, a statement in writing in such form as may be reasonably required by either party’s mortgagee or beneficiary or that is otherwise in a form reasonably requested by the requesting party or substantially conforms to the attached Exhibit G (“Certificate”). It is intended that any Certificate delivered pursuant hereto may be relied upon by the requesting party, any prospective tenant, subtenant or assignee of the Premises, any current or prospective mortgagee or beneficiary, or by any other party who may reasonably rely on such statement. At the requesting party’s option, the failure to deliver such Certificate within such time shall be conclusively presumed, and shall constitute a representation and warranty by the non-requesting party, that (a) this Lease is in full force and effect without modification, and (b) the requesting party is not in breach of any of its obligations under the Lease, and (c) Tenant has not paid rent more than 30 days in advance.
ARTICLE 16
LANDLORD’S RIGHT OF ENTRY
     Provided Landlord shall strictly comply with Tenant’s reasonable and non-discriminatory corporate policies and rules and regulations, Landlord, its agents, contractors, servants and employees may only enter the interior of the Premises with a Tenant escort (if Tenant makes the escort reasonably available), after giving Tenant twenty-four (24) hours’ prior notice (oral, email, or written) and after Landlord’s good faith efforts to coordinate such entry with Tenant’s on-site management so as to minimize interference with Tenant’s business operations (except in a case of emergency in which event Landlord may enter at any time without notice to Tenant) for the following purposes only: (a) to examine the Premises to confirm Tenant’s compliance with the terms of this Lease and to serve, post, or keep posted any notices required or allowed under this Lease; (b) to perform any obligation or exercise any right or remedy of Landlord under this Lease (including, without limitation, Landlord’s obligations under Article 7 and Article 8 of this Lease); (c) to perform work necessary to comply with laws, statutes, ordinances, rules or regulations of any governmental authority or of any insurance underwriter; (d) to show the Premises to prospective and actual purchasers, investors, brokers, agents, and Lenders and to post appropriate for sale signs; (e) at any time after an Event of Default, to show the Premises to prospective tenants and to post appropriate for lease signs; (f) if Tenant does not exercise its Renewal Option(s) in the manner provided in Section 2.2 above, then Landlord shall have the right during the last year of the Term then in effect, to show the Premises to prospective tenants and post appropriate for lease signs; (g) to review Tenant’s Hazardous Materials handling, confirm chemical inventory list, and otherwise inspect the Premises for Hazardous Materials contamination or potential contamination, including an environmental audit of the Premises (the costs of which will be borne by Tenant whenever (i) they reveal any contamination, chemical or environmental irregularities in violation of Applicable Laws or the Operations Plan), (ii) they follow an Event of Default by Tenant under this Lease, or (iii) Landlord has not conducted a similar inspection/review at Tenant’s cost within the preceding 24 months), and (h) to shore the foundations, footings, and walls of the Project, and to erect scaffolding and protective barricades around and about the Project and Premises, but not so as to prevent entry to the Premises or to unreasonably interfere with Tenant’s use or business being conducted in the Premises, and to do any other act or thing necessary for the safety or preservation of the Premises or Project if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street; provided any such acts do not unreasonably interfere with Tenant’s use of, and access to, the Premises.
     The nature of Tenant’s business is such that there will be certain areas of the Premises where confidential items will be kept or experiments may be underway. In light of the foregoing, as a condition to Landlord’s entry as permitted by this Article 16, Tenant may require Landlord to sign a reasonable confidentiality agreement and may designate certain areas of the Premises as temporarily off limits due to the need to preserve the experiments being conducted, and Landlord will use good faith and diligent efforts not to disrupt any areas so designated. Regardless of whether Landlord signs a confidentiality agreement, Landlord agrees to use reasonable efforts and due diligence to maintain all information obtained by an entry in the Premises in strict confidence.
ARTICLE 17
QUIET ENJOYMENT
     So long as Tenant observes and performs all of the material terms, covenants and conditions of this Lease to be observed and performed by Tenant, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.
     Notwithstanding the foregoing, Landlord may (i) temporarily close any of the Common Area to the extent required in the opinion of Landlord’s legal counsel to prevent a dedication of any of the Common Area or the accrual of any rights to any person or to the public in and to any portion of the Common Area, (ii) close, temporarily, any of the Common Area for maintenance purposes, but only to the extent and for the duration reasonably required to perform such maintenance, (iii) designate other property outside the boundaries of the Property to become part of the Common Area and in connection therewith reconfigure the layout of the parking, access areas, and other Common Area facilities; provided there is no material increase in cost to Tenant under this Lease except as contemplated by the Multi-Tenant Provisions, (iv) close off or otherwise utilize portions of the Common Area while constructing improvements or making repairs or alterations to any portion of the Property or Adjacent Parcel, as long as Landlord uses reasonable efforts to minimize the time of closure and its impact on Tenant’s business operations, and (v) make any changes to the Common Area, or any part of the Property, including changes to improvements, the addition of new buildings or other improvements, or changes in the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic (as long as such activities do not materially and adversely affect Tenant’s use of the Premises). Landlord shall mitigate the consequences of any closure or reduction of parking areas at Landlord’s expense so that Tenant has reasonable on-site or reasonable proximate off-site (with shuttle service) parking arrangements during such closure or reduction (not less than 540 spaces total). Tenant acknowledges and agrees that Landlord may develop areas within the Property and Adjacent Parcel with new and additional buildings and other improvements (including Building 3 discussed below) and that the consequence of such development will likely include inconvenience and disturbance to Tenant and Tenant’s Invitees, including those resulting from noise, dust, traffic, delays, etc.; provided Landlord will use good faith and reasonable efforts to minimize any interference with Tenant’s business operations. Tenant agrees to accept such inconvenience and disturbance and waives any claims against Landlord resulting therefrom, except to the extent resulting from Landlord’s failure to use good faith efforts to minimize such interference with Tenant’s business operations. Landlord may from time to time grant such easements, rights and dedications, and cause the recordation of parcel maps, easement and operating agreements, and restrictions affecting the Property, except to the extent materially and adversely affecting Tenant’s use of the Premises. At Landlord’s request, not more frequently than five times during any 5-year period, Tenant shall participate in Landlord’s meetings with governmental representatives and staff to help facilitate entitlements and permit approval and issuance. Tenant shall promptly sign any reasonable documents or instruments to accomplish the foregoing on request by Landlord; provided Tenant will be permitted to make reasonable comments to such documents.
ARTICLE 18
NOTICES
     All notices, demands, requests or other communications required or permitted hereunder (collectively, “Notices”) shall be in writing, shall be addressed to the receiving party, with a copy to such party’s counsel, if any, as provided below in this Section, is deemed duly given to another party upon: (a) hand delivery to the other party, (b) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (c) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider, (d) when transmitted by facsimile (if electronically confirmed). Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. Notice of change of address shall be given by written notice in the manner detailed in this Section. The providing of copies of Notices to the parties’ respective counsels is for information only, is not required for valid Notice and does not alone constitute Notice hereunder.

To Landlord:	DMH Campus Investors, LLC
c/o Veralliance Properties, Inc.
8910 University Center Lane, Suite 630
San Diego, California 92122
Attn: Daniel Ryan
Phone No.: (858) 643-9101

To Tenant:	12790 El Camino Real
San Diego, California 92130
Attn: Chief Financial Officer
Phone No.: (858) 617-7600

with a copy to:	12790 El Camino Real
San Diego, California 92130
Attn: Corporate Secretary
Phone No.: (858)617-7600
ARTICLE 19
CONSTRUCTION OF ADDITIONAL BUILDING/RIGHT OF FIRST REFUSAL
     19.1 Landlord Construction of Additional Building. Landlord currently intends to develop an additional building on the Adjacent Parcel (“Building 3”). In the event Landlord does construct Building 3, the terms and conditions of this Section 19.1 shall apply to such construction. Building 3 will be constructed in a manner so as to complement the exteriors of the existing buildings at the Property (other than their roofs) to the extent permitted by Applicable Law (the “Standard”) and to include all Tenant Special Requirements (described below). Building 3 is deemed to meet the Standard if it has substantially similar exterior finishes and materials as that of the existing buildings on the Land (excluding the roof, which may be substantially different on Building 3) or if Tenant approves of the exterior finishes for Building 3.
          (a) Landlord will provide Tenant will schematic plans for Building 3 so that Tenant can review such plans with respect to their compliance with the Standard and to determine what, if any, Tenant Special Requirements (as described below) will be required. Landlord may continue to submit plans to Tenant until Landlord receives Tenant’s approval. Within ten (10) business days after Tenant’s receipt of any plans for Building 3, Tenant shall respond to Landlord in writing by either approving the plans or disapproving the plans and providing a written statement of the reasons such plans are not approved (and Tenant’s failure to timely give the written disapproval is deemed its approval). Tenant may disapprove the plans only if it reasonably determines that they fail to meet the Standard.
          (b) Additionally, within 10 business days after Landlord provides Tenant with Landlord’s initial schematic plans for Building 3, Tenant shall give written notice to Landlord of any specific laboratory programming requirements that Tenant wishes to impose on Building 3 (including the parameters of each requirement and the amount of square footage within Building 3 to which such special requirement applies) as to additional clear heights, additional floor loading, special mechanical connection planning, or the inclusion or addition of a freight elevator (“Tenant Special Requirements”). Failure of Tenant to timely provide such notice is deemed to mean that there are no Tenant Special Requirements. After receiving the notice of Tenant Special Requirements, Landlord shall provide Tenant with an estimate of the additional design and construction costs to Building 3 resulting from the Tenant Special Requirements. Within 10 business days after Tenant’s receipt of the estimate, Tenant shall either (i) deposit the amount of such estimate with Landlord (the “Special Requirements Deposit”), in which case Tenant shall pay all increased costs and expenses incurred in connection with Building 3 resulting from the Tenant Special Requirements, including direct, indirect and consequential costs and expenses (the “Special Requirements Costs”), which are to be funded from the Special Requirements Deposit, or (ii) rescind in part or its entirety its notice of the Tenant Special Requirements, in which case there will be no Tenant Special Requirements (and immediately on demand, Tenant shall reimburse Landlord for all costs it incurred in connection with re-designing its plans to incorporate the Tenant Special Requirements and obtain the cost estimate). If Landlord reasonably determines at any time that the actual Special Requirements Costs exceed or will exceed the amount previously anticipated, Tenant shall immediately pay Landlord the difference promptly after such determination. If as of final completion of Building 3 the actual Special Requirements Costs are less than the Special Requirements Deposit, Landlord shall promptly return the difference to Tenant.
          (c) Once Tenant has approved the plans for Building 3, material changes in the aspects of the plans affecting the Standard or deviating from the Tenant Special Needs require Tenant’s approval (in accordance with the procedures of this Section 19.1). During all phases of the construction of Building 3, Landlord will use its commercially reasonable efforts to minimize interference with Tenant’s use of the Premises and the conduct of Tenant’s business, including taking reasonable steps to minimize noise, dust and debris. Landlord will use primarily (over 95% of the time) the south driveway for all construction activities and will not park in the surface parking areas for the Property without Tenant’s prior reasonable consent thereto. Landlord will cooperate with Tenant to resolve any construction-related interference issues as they arise.
          (d) Landlord shall maintain the Adjacent Parcel and the Property as separate legal parcels (in accordance with the California Subdivision Map Act) at all times prior to the expiration of Tenant’s Purchase Options pursuant to Article 21 below.

     19.2 Right of First Refusal to Lease Building 3. Landlord hereby grants to the Tenant or any Permitted Assignee, during the initial Lease Term and any extensions thereof, a right of first refusal with respect to all or any portion of the space in Building 3 (collectively, the "First Refusal Space”). Notwithstanding the foregoing, such first refusal right shall continue only until twenty four (24) months after substantial completion of construction of Building 3, including the issuance of a temporary certificate of occupancy or its equivalent (such substantial completion being the “Building 3 Completion Date”). In the event Building 3 is a multi-tenant building, Tenant’s right of first refusal shall continue as to any portion of Building 3 which has not been leased, until such time as all of the rentable space in Building 3 has been leased (or the earlier expiration of the 24-month period [the “ROFR Expiration”]). If this Lease terminates because Tenant acquires the Premises in accordance with its Property Purchase Option under Article 21 below, Landlord and Tenant shall cause an Option to be executed and recorded against the Adjacent Parcel maintaining Tenant’s rights under this Section 19.2 (but any other termination of this Lease automatically voids this Article 19 entirely). Tenant rights under Sections 19.1 and 19.2 automatically terminate and become void if (a) three times in any 18-month period tenant commits a monetary default for which Landlord gives a notice regarding such default (regardless of whether or not the default is subsequently cured), or (b) Tenant assigns or subleases more than 50% of the rentable square feet of the Premises other than to a Permitted Assignee.
          (a) Until the ROFR Expiration, Landlord shall notify Tenant in writing (the “First Refusal Notice”) from time to time when Landlord receives or gives a proposal that Landlord would consider for all or any portion of the First Refusal Space. The First Refusal Notice shall describe the space which is the subject of the proposal and shall set forth the terms and conditions (including the proposed lease term) set forth in the proposal (collectively, the “Terms”). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last twelve (12) months of the Lease Term or first Renewal Term unless Tenant has delivered an Extension Notice pursuant to Section 2.2 of this Lease.
          (b) If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after receipt of the First Refusal Notice by Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice, or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity on any terms Landlord desires and Tenant’s right of first refusal with respect to the First Refusal Space specified in Landlord’s First Refusal Notice shall thereupon terminate and be of no further force or effect (provided that in the event either (A) the Terms are altered so as to reduce the Net Effective Rental Rate (as defined below) by more than five percent (5%) of the Net Effective Rental Rate listed in the Terms offered to Tenant, or (B) Landlord fails to enter into a lease for all or a part of the First Refusal Space with a third party within six (6) months after the Election Date, then Landlord will again be obligated to offer the First Refusal Space to Tenant before leasing it to a third party and Tenant will have three (3) business days to deliver Tenant’s Election Notice as set forth above). The term “Net Effective Rental Rate” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions contained in the First Refusal Notice. If Landlord does not receive a response from Tenant in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof. Upon request of Landlord, Tenant will also supply any reasonable financial information regarding Tenant reasonably requested by Landlord which is not available by public means (e.g., the internet).

          (c) If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, this Lease automatically will be amended to incorporate the Terms of the First Refusal Notice as to the First Refusal Space and Landlord and Tenant shall execute an instrument acknowledging and incorporating into this Lease the Terms applicable to such First Refusal Space and, within 10 business days after Tenant’s Election Notice, Tenant shall cause the sum of the unexpended portion of the Security Deposit plus the balance of the Letter of Credit to equal nine times the total Monthly Rental for the Premises (including the First Refusal Space) as of the dates the first nine Monthly Rental payments would be due on the First Refusal Space and to proportionately increase any Additional Security as required under Section 4.7(b).
          (d) Subject to Section 19.2 above, the right of first refusal granted herein shall terminate as to the First Refusal Space (either all of the First Refusal Space if included in the First Refusal Notice or the portion of the First Refusal Space included in the First Refusal Notice, as the case may be) upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord in the First Refusal Notice but shall remain in effect for any portion of the First Refusal Space not contained in the First Refusal Notice until the ROFR Expiration.
     19.3 Multi-Tenant Provisions Due to Construction of Building 3. In the event Building 3 is constructed, if Tenant is not the sole and exclusive tenant of Building 3, then the Multi-Tenant Provisions of the attached Exhibit C will apply.
ARTICLE 20
MISCELLANEOUS
     20.1 Waiver. Any waiver by either party of a breach by the other party of a term, covenant or condition of this Lease shall not be construed as a waiver of a subsequent breach of the same term, covenant or condition. The consent or approval by either party to anything requiring such party’s consent or approval shall not be deemed a waiver of such party’s right to withhold consent or approval of any subsequent similar act. No breach of a term, covenant or condition of this Lease shall be deemed to have been waived by the other party unless the waiver is in writing and is signed by such party. Any waiver by a party of any default must be in writing and does not constitute a waiver of any other default concerning the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of either party in the event of any default by the other party shall impair such right or remedy or be construed as a waiver by the non-defaulting party. The receipt and acceptance by Landlord of delinquent rent does not constitute a waiver of any default other than the particular rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the amount due on such Receipt Date, or to become due at a later date but applicable to a period before the Receipt Date, does not release Tenant of its obligation (i) to pay the full amount due on such Receipt Date or (ii) to pay when due the full amount to become due at a later date but applicable to a period before such Receipt Date. No act or conduct of Landlord, including the acceptance of the keys to the Premises, constitutes an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises constitutes acceptance of the surrender of the Premises and accomplishes a termination of this Lease, except that no such written notice will be required upon the expiration of this Lease in accordance with its terms. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval may not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. Tenant represents and warrants that if Tenant breaches this Lease and, as a result, this Lease is terminated, Tenant will not suffer any undue hardship as a result of the termination and, during the Term, will make such alternative or other contingency plans to provide for its vacation of the Premises and relocation in the event of such termination, and Tenant waives any rights granted to Tenant under California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and any successor statute(s). Tenant acknowledges that Tenant’s waivers set forth in this paragraph are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.
     20.2 Rights Cumulative. Except as expressly provided herein to the contrary, the respective rights and remedies of the parties specified in this Lease shall be cumulative and in addition to any rights and remedies not specified in this Lease.
     20.3 Entire Agreement. It is understood that there are no oral or written agreements or representations between the parties hereto relating to the lease of the Premises from Landlord to Tenant and this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Landlord and Tenant relating to the leasing of the Premises from Landlord to Tenant (but this Lease does not diminish any surviving representations, warranties, or covenants in the purchase agreement or related documents in connection with sale by Tenant to Landlord of the Property and Adjacent Parcel).
     20.4 Amendments In Writing. No provision of this Lease may be amended except by an agreement in writing signed by Landlord and Tenant.
     20.5 No Principal/Agent Relationship. Nothing contained in this Lease shall be construed as creating the relationship of principal and agent or of partnership or joint venture between Landlord and Tenant.
     20.6 Laws Of California To Govern. This Lease is entered into and to be performed entirely within the State of California and shall be governed by and construed in accordance with the laws, statutes, rules and regulations of the State of California without giving effect to the choice of law provisions thereof.
     20.7 Severability. If any provision of this Lease or the application of such provision to any person, entity or circumstance is found invalid or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the fullest extent permitted by law, such determination shall not affect the other provisions of this Lease, and all other provisions of this Lease shall be deemed valid and enforceable.
     20.8 Successors. Subject to the limitations on transfer set forth in this Lease, all rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators and the permitted concessionaires, successors, subtenants and assignees of the parties.
     20.9 Time Of The Essence. Time is of the essence of all provisions of this Lease.
     20.10 Warranty Of Authority. If either Tenant or Landlord is a corporation, limited liability company or partnership, each party hereto on behalf of the corporation, limited liability company or partnership represents and warrants that the persons signing this Lease are duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership and that this Lease is binding upon the corporation, limited liability company or partnership.
     20.11 Mortgage Changes. Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by the holder of a mortgage or deed of trust or such similar financing instrument encumbering Landlord’s fee interest in the Premises so long as such changes do not alter the economic terms of this Lease, or materially diminish the rights or materially increase the obligations of Tenant.
     20.12 No Brokerage Commissions. Tenant and Landlord each represent and warrant to the other party that no broker or finder can properly claim a right to a commission or finder’s fee based upon contacts between the claimant and the warranting party with respect to the leasing (including renewals) of the Premises, including with respect to Phase III Properties because it shall be paid a commission in connection with the sale upon which this Lease is predicated. Tenant and Landlord shall indemnify, defend and hold each other harmless from and against any loss, cost or expense, including, but not limited to, attorneys’ fees and court costs, resulting from any claim for a fee or commission by any other broker or finder in connection with the Premises and this Lease resulting from the indemnifying party’s actions.
     20.13 Recording. At the request of Tenant, Landlord shall execute a short form memorandum of this Lease for recording in the Official Records of San Diego County, California. Tenant shall execute and deliver to Landlord on the Expiration Date or earlier termination of this Lease, promptly on Landlord’s request, a notice of termination of lease and revocation of options to purchase the Property and Adjacent Parcel (except to the extent of Tenant’s ownership interest if Tenant purchased the Property or Adjacent Parcel under its Purchase Options), in recordable form.
     20.14 Transfer Of Landlord’s Interest. Should Landlord sell, exchange or assign this Lease (other than a conditional assignment as security for a loan), then Landlord, as transferor, shall be relieved of any and all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer provided that Landlord’s successor in interest shall assume such obligations from and after such date. Landlord shall not be relieved of liability for any obligations accruing prior to the date of such transfer, unless such liability is assumed by such successor.
     20.15 Personal Property. Upon the expiration or earlier termination of the Term, Tenant shall, at its sole cost and expense, remove from the Premises all of Tenant’s owned trade fixtures, furniture, equipment, signs, and other personal property, however installed, affixed of attached to the Premises, and repair any damage occasioned to the Premises by reason of such removal. Tenant may encumber or finance its trade fixtures, furniture, equipment and other personal property installed or placed in the Premises, and no such encumbrance or financing shall be deemed an Assignment, provided such encumbrance or financing creates a security interest in such personal property only, and confers no interest in the Premises. The property at the Premises listed on the attached Exhibit H is property of Landlord and must remain at the Property at the expiration or earlier termination of the Term in the same condition as is required under this Lease for the balance of the Premises (but will reconvey to Tenant in connection with the exercise of its Purchase Option).
     20.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes (other than with the employees of Landlord or Tenant), acts of God, inability to obtain labor or materials or reasonable substitutes therefor, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes (except financial) beyond the reasonable control of the party obligated to perform, shall excuse the performance by that party for a period equal to the prevention, delay or stoppage, except the obligations imposed with regard to Monthly Rental and Additional Rental to be paid by Tenant pursuant to this Lease.
     20.17 Termination And Holding Over. This Lease shall terminate without further notice upon the expiration of the Term. Upon the expiration or earlier termination of the Term, Tenant shall peaceably and quietly surrender the Premises in the good condition and repair, reasonable wear and tear, any damage to the Premises which Tenant is not required to repair pursuant to Article 12, condemnation and Alterations not required to be removed pursuant to this Lease excepted. Tenant shall repair all damage to the Premises caused by Tenant’s removal of Tenant’s personal property, trade fixtures, equipment, Alterations and any Signage. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all additional penetrations made by Tenant or its employees to the floor, walls or ceiling of the Premises, whether such penetrations were made with Landlord’s approval or not. If the Premises are not surrendered to Landlord in the condition required by this Section at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed (if required to be removed pursuant to this Lease) and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Landlord may elect to retain or dispose of in any manner any Alterations or Tenant’s personal property that Tenant does not remove from the Property on or before the Expiration Date or earlier termination of this Lease as required by this Lease by giving written notice to Tenant. Any such Alterations or property that Landlord elects to retain or dispose of will vest in Landlord immediately on notice to Tenant. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Alterations or property. Tenant is liable to Landlord for Landlord’s costs for storing, removing or disposing of any such Alterations or personal property. Tenant shall be liable to Landlord for all reasonable costs incurred by Landlord in returning the Premises to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the Interest Rate until paid. Tenant shall pay to Landlord the amount of all such costs so incurred plus such interest thereon, within 10 days after Landlord’s billing Tenant for same, together with reasonable evidence of payment thereof (or, at Landlord’s election, Landlord may apply the Security Deposit to such expenses). Should Tenant hold over in the Premises beyond the expiration or earlier termination of this Lease, the holding over shall not constitute a renewal or extension of this Lease or give Tenant any rights under this Lease. In such event, Monthly Rental shall be an amount equal to one hundred twenty-five percent (125%) of the Monthly Rental which was payable by Tenant during the month immediately preceding the expiration or earlier termination of this Lease. Acceptance by Landlord of any Monthly Rental or Additional Rental after the expiration or earlier termination of this Lease shall not constitute a consent to a holdover hereunder, constitute acceptance of Tenant as a tenant at will, or result in a renewal of this Lease. If Landlord provides Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period, or (ii) the Expiration Date or earlier termination of this Lease, Tenant shall indemnify Landlord against all actions, liabilities, damages, losses, costs, expenses, attorneys’ fees and claims resulting from such failure, including any claim for damages made by a succeeding tenant.
     20.18 Attorneys’ Fees And Processing Charges. In the event that, at any time after the date of this Lease, either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the party not prevailing in such action or proceeding shall reimburse the prevailing party for its actual attorneys’ fees, and all fees, costs and expenses incurred in connection with such action or proceeding, including, but not limited to, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment and any fees, costs or expenses incurred in appearing in any bankruptcy proceeding.
     20.19 Hazardous Materials.
          (a) For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s) ” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
          (b) Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and used in accordance with applicable Environmental Laws and the Operations Plan. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall not engage in activities at the Premises in violation of Environmental Laws; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received by Tenant in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises. However, notwithstanding the preceding restrictions, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) and the items permitted by Section 29.19(c) below (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws and the Operations Plan.
          (c) Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises (or any Common Area if caused by Tenant or Tenant’s Invitees). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials that have migrated to the Property from adjacent land except to the extent caused by Tenant or Tenant’s Invitees. Tenant agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Term directly or indirectly from or in connection with the presence or release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or the Property or any portion thereof caused by Tenant or Tenant’s Invitees before the later of termination of this Lease and the complete vacation of the Property by Tenant and all Tenant’s Invitees. Notwithstanding the foregoing, unless caused by Tenant or Tenant’s Invitee, Tenant shall not have any responsibility or liability for any migration of Hazardous Materials onto the Premises or the Property. Landlord shall reimburse Tenant for any amounts incurred by Tenant under this Section 20.19 to the extent Landlord receives insurance proceeds therefor. Tenant’s obligations under this Section 20.19 shall survive the expiration or earlier termination of this Lease.
          (d) At the expiration of earlier termination of this Lease, Tenant shall apply for and obtain from appropriate regulatory authorities (including any applicable fire department or regional water quality control board), all permits, approvals and clearances necessary for the closure of the Premises to the extent required by applicable Environmental Laws, and shall take all other actions as may be required to complete the closure of the Premises to the extent required by applicable Environmental Laws. In addition, prior to vacating the Premises, Tenant shall undertake and submit to Landlord an Environmental Site Assessment meeting the requirements of the attached Exhibit I (“Phase I Report”) from an environmental consulting company reasonably acceptable to Landlord, which Phase I Report shall evidence Tenant’s compliance with this Section 20.19.
          (e) Landlord shall be responsible for any Hazardous Materials located on or about the Project or Property to the extent caused by Landlord’s gross negligence or willful misconduct. Landlord agrees to indemnify, defend, protect and hold Tenant harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Term directly or indirectly from or in connection with the presence or release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Project or the Property or any portion thereof to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant shall reimburse Landlord for any amounts incurred by Tenant under this Section 20.19 to the extent Tenant receives insurance proceeds therefor. Landlord’s obligations under this Section 20.19 shall survive the expiration or earlier termination of this Lease.
     20.20 Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
     20.21 Limitation On Landlord’s Liability. The liability of Landlord (as defined in Section 11.5(a) above) to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Property or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise) in the Project (including any insurance or rental proceeds which Landlord receives). Tenant’s rights to pursue Landlord’s interest in the Property arise only after a judgment is entered in the applicable tribunal against Landlord. Landlord shall not have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 20.22 shall inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.
     20.22 Ofac Compliance. Landlord and Tenant represent and warrant that to their actual knowledge, all persons and entities owning more than a 25% controlling interest in such party are not, and shall not become, a person or entity with whom either party is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but no limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
     20.23 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
     20.24 No Security Measures. Tenant acknowledges (i) that the Monthly Rental does not include the cost of any security measures for any portion of the Property (ii) that Landlord has no obligation to provide any security measures, and that if Landlord does provide security, it has no obligation to continue doing so, (iii) that Landlord has made no representation to Tenant regarding the safety or security of the Premises or Project, and (iv) that Tenant is solely responsible for providing any security it deems necessary to protect itself, its property, and Tenant’s Invitees in, on, or about the Property. Landlord has no duty to warn Tenant of any criminal acts or dangerous conduct that has occurred in or near the Property, regardless of Landlord’s knowledge of such crimes or conduct.
     20.25 Financial Statements. On or before the 45th day after each calendar quarter, Tenant shall furnish to Landlord financial statements for Tenant (and any Guarantor) reflecting Tenant’s (and the Guarantor’s) then current financial condition. Such financial statements must include a current balance sheet and a profit and loss statement covering the most recent quarter (and the preceding calendar year with respect to the February 15 reporting) and be certified by Tenant’s (and Guarantor’s) CEO or CFO on behalf of Tenant in their corporate capacity. Tenant shall cooperate with any efforts by Landlord to obtain private credit ratings for Tenant. The requirements of this Section 20.25 do not apply to any entity while its stock is publicly-traded on a U.S. national stock exchange and is a reporting company with the U. S. Securities Exchange Commission.
     20.26. Status Protection. Notwithstanding anything to the contrary in this Lease, no Assignment may be made or service rendered under this Lease in a manner that (i) the rental or other amounts to be paid to Landlord would be based, in whole or in part, on the income or profits derived by the business activities of Tenant or any proposed Assignee or any other person; (ii) would result in Landlord rendering any services to Tenant or any proposed Assignee on account of any payments made to Landlord to the extent that income from such services would reasonably be expected to constitute “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Internal Revenue Code (the “Code”); (iii) would result in Landlord owning an interest in Tenant or any proposed Assignee, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) could cause any portion of the amounts received by Landlord under this Lease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. As provided above, it is intended that all rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property’ within the meaning of both Sections 512(b)(3) and 856(d) of the Code and the regulations promulgated under the Code.  If Landlord, in its reasonable discretion, determines that there is any risk that all or part of any rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code or the regulations promulgated under the Code, Tenant agrees to cooperate with Landlord by entering into such amendment or amendments to this Lease as Landlord deems necessary to qualify all rent as “rents from real property;” provided, however, that any adjustments required under this section shall be made so as to produce the equivalent (in economic terms) rent as payable before the adjustment and may not result in any material increase in Tenant’s obligations under this Lease. Nothing in this Section 20.26 may be construed to permit a termination of this Lease.
ARTICLE 21
PURCHASE OPTIONS
     21.1 So long as Neurocrine Biosciences, Inc. or a Permitted Assignee is the Tenant hereunder as of the date of the exercise of the options granted herein, and subject to the conditions set forth below, Tenant shall have the options to purchase the Property, Building 3 and the Adjacent Parcel from Landlord subject to the terms and conditions of this Article 21 (collectively, the “Purchase Options”). The Purchase Options shall be effective as of the Effective Date of this Lease, but Tenant’s right to exercise the Purchase Options shall be effective only on the dates set forth in this Article 21. References in this Article 21 to a particular numbered month of the Term means the calendar month determined by counting from the first full calendar month after the Commencement Date. (For example, if the Commencement Date occurs in December 2007, the first month of the Term would be the calendar month of January 2008).
     21.2 Property Purchase Option. Tenant may only exercise the Purchase Option as to the Property (the “Property Purchase Option”) between the first day of the forty-second (42nd) full month of the Term and 5:00 p.m. local time at the Property on the date which is thirty (30) days thereafter (“Property Purchase Option Period”). Provided Tenant requests such a determination at least thirty days in advance, Landlord will provide Tenant with copies of any loan documents pertaining to the Property together with estimated calculations of any prepayment penalties or assumption fees relating to any existing loan documents on or before the first day of the forty-first (41st) full month of the Term.
          (a) Method of Exercise. Tenant may exercise the Property Purchase Option only by giving Landlord written notice (“Notice of Exercise of Purchase Option”) at the address and in the manner set forth in Article 18 hereof during the Property Purchase Option Period set forth above, along with a completed purchase agreement executed by Tenant in the form attached as Exhibit J hereto (“Purchase Agreement”), which shall govern the purchase of the Property by Tenant. Within thirty days after delivery of the Notice of Exercise of Purchase Option, Tenant shall deliver a $2 million deposit to First American Title Company, as escrow holder. Escrow will be opened promptly after the Notice of Exercise of Purchase Option is delivered by Landlord counter signing the Purchase Agreement and depositing a copy of the signed Purchase Agreement with the escrow holder. The close of escrow for the Property Purchase Option shall occur on the last day of the forty-eighth (48th) full month of the Lease Term. In the event Tenant exercises the Property Purchase Option, the Lease Term applicable to the property which is the subject of the Purchase Option shall continue for all purposes until the close of escrow (and if the Premises have been expanded to include any portion of Building 3, then on the close of escrow for the Property, the portion of the Premises within the Property will be removed from the Premises)..
          (b) Purchase Price. Upon exercise of the Property Purchase Option by Tenant, but subject to Paragraph 21.5 below, Landlord agrees to sell the Property to Tenant at a purchase price (“Option Purchase Price”) equal to the greater of (i) the Fair Market Value of the Property based on a normal sale considering, with respect to the building at 12790 El Camino Real, other similar first class office properties in the Del Mar Heights submarket of San Diego County, and with respect to the building at 12780 El Camino Real, other similar first class office/lab properties in the Torrey Pines, Sorrento Mesa, and UTC submarkets of San Diego County, but based on the hypothetical assumption that this Lease remains in place for purposes of such valuation, and (ii) the value of the Property determined by dividing the total Monthly Rental payable by Tenant to Landlord under this Lease for month forty-three (43) though month fifty four (54) of the Term by 6.75%.
     21.3 Adjacent Parcel/Building 3 Purchase Options.
          (a) Adjacent Parcel. Tenant may only exercise the Purchase Option as to the Adjacent Parcel (the “Adjacent Parcel Purchase Option”) in the event Building 3 is not constructed or under construction (Building 3 shall be deemed to be under construction in the event any items of physical preparation for construction have occurred, e.g., grading of the site) during the Property Purchase Option Period (“Adjacent Parcel Purchase Option Period”). Provided Tenant requests such a determination at least thirty days in advance, Landlord will provide Tenant with copies of any loan documents pertaining to the Property together with estimated calculations of any prepayment penalties or assumption fees relating to any existing loan documents on or before the first day of the forty-first (41st) full month of the Term.
          (b) Building 3. Tenant may only exercise its Purchase Option as to Building 3 and the Adjacent Parcel (the “Building 3 Purchase Option”) during the Property Purchase Option Period (the “Building 3 Purchase Option Period”), and only if as of the date of the Notice of Purchase Option under this Section 21.3, Building 3 is constructed or under construction (which shall be deemed to mean that any items of physical preparation for construction have occurred, e.g., grading of the site) during the Property Purchase Option Period. Provided Tenant requests such a determination at least thirty days in advance, Landlord will provide Tenant with copies of any loan documents pertaining to the Property together with estimated calculations of any prepayment penalties or assumption fees relating to any existing loan documents on or before the first day of the forty-first (41st) full month of the Term.
          (c) Method of Exercise. Tenant may exercise any of the Purchase Options set forth above in this Section 21.3 only by giving Landlord written notice (“Notice of Exercise of Purchase Option”) at the address and in the manner set forth in Article 18 hereof during the applicable Purchase Option Period set forth above, along with a completed purchase agreement executed by Tenant in the form attached as Exhibit J hereto (“Purchase Agreement”), which shall govern the purchase of Building 3 (inclusive of the Adjacent Parcel) and/or the Adjacent Parcel by Tenant. Within thirty days after delivery of the Notice of Exercise of Purchase Option, Tenant will deliver a $2 million deposit (in addition to, and not cumulative with, any deposit payable under Section 21.2(a) above) to First American Title Company, as escrow holder. Escrow will be opened promptly after the Notice of Exercise of Purchase Option is delivered by Landlord counter signing the Purchase Agreement and depositing a copy of the signed Purchase Agreement with the escrow holder. The close of escrow for the Building 3 Purchase Option shall occur on the later of (a) the last day of the forty-eighth (48th) full month of the Lease Term, and (b) the 45th day after the Building 3 Completion Date. The close of escrow for the Adjacent Parcel Purchase Option shall occur on the last day of the forty-eighth (48th) full month of the

Lease Term. In the event Tenant exercises the Building 3 Purchase Option and Tenant leases any portion of Building 3 under this Lease, the Lease Term applicable to the Building 3 portion of the Premises shall continue for all purposes until the close of escrow (at which time such Building 3 premises will be removed from the Premises).
          (d) Fair Market Value. Upon exercise of either the Adjacent Parcel Purchase Option or Building 3 Purchase Option by Tenant, but subject to Paragraph 21.5 below, Landlord agrees to sell the Adjacent Parcel and/or Building 3, as applicable, to Tenant at a purchase price (“Option Purchase Price”) for the Adjacent Parcel and/or Building 3, equal to the following:
               (i) The greater of (i) the Fair Market Value of the Adjacent Parcel based on a normal sale in the Del Mar Heights submarket of San Diego County, and (ii) Eleven Million Dollars ($11,000,000), adjusted by the San Diego Consumer Price Index for All Urban Consumers (1982-84 = 100) from the Commencement Date through the Closing Date.
               (ii) The greater of (1) the Fair Market Value of Building 3 based on a normal sale considering other similar first class office properties in the Del Mar Heights submarket of San Diego County, (2) in the event Building 3 is at least fifty percent (50%) leased, then the amount determined by subtracting all scheduled free and abated rent under leases for the period after the Close of Escrow from the quotient of (i) the sum of the Scheduled Rent and Projected Rental (as each is defined below) payable to Landlord for Building 3 during the twelve month period from the date which is 6 months prior to the exercise of the Building 3 Purchase Option until the date which is 6 months after the exercise of the Building 3 Purchase Option (the “Building 3 Rental Period”), divided by (ii) 6.75%, and (3) 115% of the Project Costs (as defined below), escalated by five percent (5%) per year from the Building 3 Completion Date. In the event Building 3 is not at least 50% leased on the date Tenant exercises the Building 3 Purchase Option, then item (2) above shall not apply, and the Option Purchase Price will be the greater of (1) and (3) above.
     The term “Scheduled Rent” means the face rent payable by all tenants of leased space within Building 3 during the Building 3 Rental Period under leases negotiated in arms length transactions (i.e., excluding any leases with affiliates, subsidiaries or other parties controlled by Landlord), ignoring free or abated rent (i.e., treating free and abated rent periods as if rent is to be paid at the face rate payable immediately after such abatement or free rent period).
     The term “Projected Rental” shall mean, for all space not included in Scheduled Rent, the Fair Market Rent for the remaining space (after deducting an amount equal to 5% of the total Building 3 square footage from such remaining space) determined as follows: (a) if at least 15% of the rentable space within Building 3 was leased during the 12-month period preceding the Notice of Exercise of Purchase Option for Building 3 in arms length transactions, i.e., excluding any leases with affiliates, subsidiaries or other parties controlled by Landlord (“Comp Leases”), multiplying the number of un-leased rentable square feet of Building 3 by the per square foot total monthly rental payable by the tenants of the Comp Leases during the Building 3 Rental Period adjusted to account for any free rent granted to the tenants of such leases (by amortizing free rent over the initial term of the applicable Comp Leases); or if the preceding clause (a) does not apply, then (b) in the same manner and methods as Fair Market Value is determined under Section 21.4 below, but instead of the arbitrators being real estate appraisers, they are to be experienced real estate brokers or agents who are at the time among the most active office leasing real estate agents/brokers in the Del Mar Heights submarket of San Diego (with at least three leasing transactions in the Del Mar Heights submarket during the preceding two years). “Project Costs” means all costs in connection with the acquisition, design, development, financing, holding construction, leasing, occupancy and improvement of the Adjacent Parcel and those portions of the Property improved or altered as part of such development, including: all hard and soft costs and expenses incurred in connection with the entitlement, design, permitting, demolition, development, construction, completion, marketing and leasing of improvements on the Adjacent Parcel and all on-site improvements (and off site improvements required in connection with the construction of Building 3), landscaping and hardscaping, including, for example, amounts paid for labor, materials, supplies, equipment, tool or other equipment rentals, planning, design, engineering, surveys, soils reports, traffic studies or other studies or reports required by governmental agencies, property taxes and assessments, construction supervision, guard services, trash disposal, off-site parking costs, building and other permit fees, plan check fees, builders risk and other insurance customarily carried during the course of construction, school and other community or district fees, required off-site work and mitigation, utilities and utility connection fees and costs, insurance costs, and legal and accounting expenses, interest, loan fees, points and other charges on acquisition, development, construction and take-out loans (and to the extent the foregoing amounts do not include interest and other charges paid on development, construction and take-out loans, an amount equal to the interest, loan fees, points and other charges that Landlord would have paid on loans for such costs at then-current market rates and conditions assuming customary loan underwriting criteria in connection with the Adjacent Parcel and improvements), any rent abated pursuant to Section 6.3 of the Lease due to the development of Building 3 for which Landlord was not reimbursed by insurance proceeds, plus the deemed land cost for the Adjacent Parcel of $11 million. Notwithstanding the foregoing, with respect to any space within Building 3 leased to tenants, as to the period during which the tenants are paying rent on such space(s), Project Costs will not include the costs of customary operating expenses chargeable to such tenants or any previously (i.e., before the close of escrow) amortized leasing costs attributable to the leases for such tenants (amortized on a straight line basis over the initial term of the applicable lease), nor will there be any offset or deduction to Project Costs on account of any revenues for such leased spaces.
     No earlier than 45 days before the Investigation Period, Tenant may request Landlord’s estimate of what the amount of the Project Costs will be at the Close of Escrow. Landlord shall provide such estimate (“Landlord’s Project Cost Estimate”) to Tenant within 30 days after its receipt of such request. Similarly, no earlier than 45 days before the Investigation Period, if Building 3 has not been substantially completed, Tenant may request Landlord’s estimate of the expected date of substantial completion of Building 3, in which case Landlord shall provide such estimate (“Landlord’s Projected Completion Date”) to Tenant within 30 days after its receipt of such request.
     21.4 Method of Determining Fair Market Value. Within 60 days after the earlier of (a) Landlord’s receipt of Tenant’s request for Landlord’s valuation (which request may not be given more than 45 days before commencement of the Investigation Period), or (b) Landlord’s receipt of Tenant’s Notice of Exercise of the Purchase Option, Landlord shall notify Tenant in writing of Landlord’s estimate of the “Fair Market Value” of the property to which such Purchase Option applies, taking into consideration the definition of Fair Market Value for the applicable property as set forth in this Article 21 above, along with reasonable written support and explanation for its estimate. Concurrently with Tenant’s Notice of Exercise of the Purchase Option, if Tenant received Landlord’s estimate of Fair Market Value, or, if Tenant had not received such estimate as of such date, within thirty (30) days after receipt of such estimate of Fair Market Value from Landlord, Tenant shall either (i) accept Landlord’s statement of Fair Market Value; or (ii) provide Landlord with Tenant’s estimate of the “Fair Market Value” of the property to which such Purchase Option applies, taking into consideration the definition of Fair Market Value for the applicable property as set forth in this Article 21 above, along with reasonable written support and explanation for its estimate. Failure on the part of Tenant to provide the estimate described in clause (ii) within such thirty (30) day period shall constitute acceptance of the Fair Market Value as calculated by Landlord. Otherwise, Landlord and Tenant shall attempt in good faith to agree on the Fair Market Value for a period of twenty one (21) days (the “Negotiation Period”) following Tenant’s delivery to Landlord of its estimate under the preceding clause (ii), and if they fail to so agree, the Fair Market Value must be determined by arbitration to be conducted pursuant to the provisions hereof. The arbitration shall be concluded as soon as possible after expiration of the Negotiation Period.
          (a) In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City and County of San Diego in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:
               (i) Tenant shall make demand for arbitration in writing within thirty (30) days after Negotiation Period, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Value of similar first class office/lab properties in the Sorrento Mesa, Del Mar Heights, and UTC submarkets of San Diego County who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto and acceptance of Landlord’s estimate of value given in accordance with Section 21.4 above. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall select the second arbitrator who must be similarly qualified.
               (ii) In the event that two arbitrators are chosen pursuant to Section 21.4(a)(i) above, the arbitrators so chosen shall, within twenty one (21) days after the second arbitrator is appointed (“Review Period”) determine the Fair Market Value in accordance with the terms below. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. If the two arbitrators shall be unable to agree upon a determination of Fair Market Value within the review Period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 21.4(a)(i). In the event they are unable to agree upon such appointment within seven (7) days after expiration of the Review Period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the California Superior Court having jurisdiction over the County of San Diego, acting in his or her private and not official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute, if it has not previously been resolved, by following the procedure set forth below.
               (iii) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Value supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions.

The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.
               (iv) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.
               (v) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Value, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. All financial information with respect to the Property, Building 3 and the Adjacent Property (such as costs, income, rent rolls, construction draw schedules, etc.) provided by Landlord and certified by Landlord to be true to the best of its knowledge shall be deemed accurate unless Tenant provides the arbitrators with reasonable evidence to the contrary. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease or the Purchase Agreement.
     21.5 Additional Costs. In the event Tenant exercises any of its Purchase Options, the purchase shall be on the terms set forth in Exhibit J, the Purchase Price shall be the sum of the “Additional Costs” (defined below) plus the applicable Option Purchase Price determined in accordance with this Article 21 above, and the Closing Date shall be the date set forth in Section 21.2(a) or 21.3(c) above as appropriate (as further described in Exhibit J). The “Additional Costs” with respect to the Property, Building 3 and the Adjacent Parcel is the sum of all prepayment charges and related fees incurred at closing with respect to any debt paid off at closing (although Tenant may assume any debt if the applicable lender agrees to permit the assumption and releases Landlord and any guarantors from all liability under such debt, in which case Tenant shall pay all costs associated with such assumption), plus, with respect to the Property only, the Additional Costs includes all unamortized Capital Expenses as of the close of escrow (excluding any amounts which Tenant has paid directly or through its Operating Expenses). Landlord will, so long as the Purchase Options exist, either (i) have separate loans for each of the Adjacent Parcel/Building 3 and the Property, or (ii) cause any common loan to be structured such that there are separate release prices for each of the Adjacent Parcel/Building 3 and the Property so that either parcel can be separated from the other without the need to refinance or pay off the entire loan balance. Any costs relating to Landlord’s failure to comply with the foregoing sentence shall be paid by Landlord at its sole cost and expense.
     21.6 Termination of Options. In the event the Purchase Options are terminated or expire in accordance with this Article 21, Landlord shall be entitled to cause to be recorded in the Official Records of San Diego County an option termination agreement in a form reasonably approved and executed by Tenant. The Purchase Options and this Article 21 automatically terminate and become void if (a) Tenant assigns or subleases more than 50% of the rentable square feet of the Premises other than to a Permitted Assignee, or (b) Tenant does not timely exercise the Purchase Options or, if exercised, does not timely purchase the applicable property within the time-frame set forth above for reasons other than delays caused by Landlord’s breach of this Lease or the Purchase Agreement. Until the Purchase Option for the Adjacent Parcel and Building 3 terminate, Landlord shall use its diligent and good faith efforts to include in each lease for Building 3 the obligation of the tenant to provide customary estoppel certificates within a reasonable period after request from the landlord.
     21.7. Tenant’s Due Diligence Rights. During the 45-day period preceding the last day on which Tenant may issue its Notice of Exercise of Purchase Option (the “Investigation Period”), Tenant

may investigate the physical, developmental, and economic status and feasibility of the Project. To facilitate Tenant’s investigation and analysis under this Section 21.7, Landlord grants Tenant the right to enter the areas of the Project not leased by Tenant at any time during normal business hours during the Investigation Period (after forty-eight hours prior written notice to Landlord), but subject to the rights of the other tenants under leases of the Project, to conduct such inspections, reviews, examinations, and tests on the Project as Tenant deems necessary or desirable to investigate the physical condition of the Project, as well as access to all material information relating to the Project within Landlord’s possession (but Landlord makes no representation regarding the accuracy or completeness of the information). Additionally, to facilitate Tenant’s investigation under this paragraph, at Tenant’s request, Landlord shall use its diligent and good faith efforts to obtain estoppel certificates from each tenant of the Property substantially in the form requested by Tenant at least ten (10) days prior to the expiration of the Investigation Period and dated no earlier than thirty (30) days prior to the expiration of the Inspection Period. Before entering any areas of the Project, Tenant shall provide Landlord with evidence that Tenant and all of its agents intending to enter the Project are covered by comprehensive general liability policies of insurance with coverages of at least $2 million, naming Landlord as an additional-insured and otherwise reasonably satisfactory to Landlord. In consideration of Landlord’s permission to Tenant and its agents to perform investigations and testing on and about the Project, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s officers, owners, employees, agents, contractors, successors, assigns, and affiliates (collectively, the “Indemnitees”), and the Property from all claims, costs, losses, liens, damages, actions and judgments (including the Indemnitee’s attorneys’ fees and defense costs) caused by Tenant’s investigation of the Project, provided that Tenant shall not incur any liability due to (a) its discovery, without exacerbation of the condition of, any hazardous materials or other substances at the Project and/or (b) the acts or omissions of Landlord or its trustees, officers, tenants, agents, contractors and/or employees. Tenant shall maintain all the information it obtains in connection with the Project in strict confidence and may not reveal any of such information to any party other than those parties to which it may otherwise be required to disclose in accordance with applicable law and, to the extent they have the need to know and agree to the confidentiality requirements of this paragraph. Tenant’s attorneys, accountants, consultants, and actual and prospective lenders and investors. Tenant shall, at Tenant’s sole cost, promptly repair any damage caused by its activities on the Project and restore the Project to its condition before Tenant or any of its agents first entered the Project. If Tenant fails to either timely exercise its Notice of Exercise of Purchase Option or to timely close the purchase as required under the applicable purchase agreement (to be in the form of the attached Exhibit J), within three business days after Landlord’s request, Tenant shall return to Landlord all documents and materials provided to Tenant or its agents by Landlord or its agents in connection with this Article 21, and all copies thereof, and provide and assign to Landlord, at no cost to Landlord, all reports and materials derived from Tenant’s investigation of the Project.
     Tenant may, at any time during the Investigation Period, but at least 16 business days before exercising the Option, request an update from Landlord of the representations and warranties to be made by Landlord under the Purchase Agreement (“Tenant’s Update Request”). Within 15 business days after Landlord’s receipt of Tenant’s Update Request, Landlord shall deliver an update of such representations and warranties to be attached as Exhibit A to the Purchase Agreement (the “Disclosure Exhibit”) and make available to Buyer a copy of all documents referenced in the Disclosure Exhibit that are within Seller’s possession, except for those items that at any time had been possessed by Tenant (but Landlord makes no representation regarding the accuracy or completeness of the information provided). If Landlord fails to timely deliver the Disclosure Exhibit, then Exhibit A to the Purchase Agreement will be deemed to state “None.” If Tenant fails to timely deliver Tenant’s Update Request, Landlord may attach its Disclosure Exhibit to the Purchase Agreement concurrent with Landlord’s execution of the Purchase Agreement (but no information raised in the Disclosure Exhibit will give rise to Tenant’s right to rescind its Notice of Exercise of Purchase Option or to terminate the Purchase Agreement.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.
“Landlord”
DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company
By:	PRISA III DMH CAMPUS, LLC, a Delaware limited liability company, its managing member
By:	PRISA III Investments, LLC, a Delaware limited liability company, its sole member
By:	PRISA III REIT Operating LP, a Delaware limited partnership, its sole member
By:	PRISA III OP GP, LLC, a Delaware limited liability company, its general partner
By:	PRISA III Fund LP, a Delaware limited partnership, its manager
By:	PRISA III Fund GP, LLC, a Delaware limited liability company, its general partner
By:	PRISA III Fund PIM, LLC, a Delaware limited liability company, its sole member
By:	Prudential Investment Management, Inc., a New Jersey corporation, its sole member

By:	/s/ Roger Pratt
Name:	Roger Pratt
Title:	Vice President

“Tenant”

Neurocrine Biosciences, Inc., a Delaware corporation

By:	/s/ Timothy P. Coughlin
Name:	Timothy P. Coughlin
Title:	Vice President & Chief Financial Officer

By:	/s/ Richard Ranieri
Name:	Richard Ranieri
Title:	Senior Vice President

EXHIBIT A
LEGAL DESCRIPTION
PARCEL A (APN 304-070-60):
PARCEL 2 OF PARCEL MAP 19394, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 18, 2003.
EXCEPTING THEREFROM ALL OIL RIGHTS ON HEREIN DESCRIBED PROPERTY TO BE RESERVED BY THE GRANTOR, HER HEIRS AND ASSIGNS, FOREVER, AND FURTHER THAT THE SAID GRANTOR, HER HEIRS OR ASSIGNS AGREE TO PAY A REASONABLE COMPENSATION TO THE SAID GRANTEE OR THEIR ASSIGNS, SHOULD THE GRANTOR, HER HEIRS OR ASSIGNS, ENTER THE HEREIN DESCRIBED LAND FOR THE PURPOSE OF DIGGING OR DRILLING FOR OIL, AS RESERVED IN DEED FROM TILLIE M. LACY, ALSO KNOWN AS TILLIE WATERS LACY TO MEAD-HASKER COMPANY, DATED JULY 29, 1919 AND RECORDED JULY 29, 1919 IN BOOK 789, PAGE 78 OF DEEDS.
PARCEL B:
A LICENSE FOR ADDITIONAL PARKING CREATED BY THAT CERTAIN “SHARED PARKING AGREEMENT” BY AND BETWEEN SCIENCE PARK CENTER, LLC, PARDEE HOMES, A CALIFORNIA CORPORATION, AND THE CITY OF SAN DIEGO RECORDED DECEMBER 18, 2003 AS INSTRUMENT NO. 2003-1487269, OF OFFICIAL RECORDS.
PARCEL C:
AN EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS, EGRESS, AND PARKING AS SET FORTH IN THE “EASEMENT AGREEMENT” RECORDED OCTOBER 25, 2004 AS INSTRUMENT NO. 2004-1008077, OF OFFICIAL RECORDS.

EXHIBIT B FLOOR PLANS
SITE PLAN

EXISTING ACCESSIBLE PARKING STALL
ACCESSIBLE PATH OF TRAVEL
EXISTING BUILDING 2
3 STORY
ACCESSIBLE PATH OF TRAVEL
EXISTING ACCESSIBLE PARKING STALL
EXISTING BUILDING 1
EL CAMINO REAL
ACCESSIBLE PATH OF TRAVEL
EXISTING ACCESSIBLE PEDESTRIAN

Building 1 Floor 1

Building 1 Floor 2
Building 1 Floor 3

Building 2 Floor 1
Building 2 Floor 2

Building 2 Floor 3
Building 1 Garage

Building 2 Garage Level 1
Building 2 Garage Level 2

EXHIBIT C
Multi-Tenant Provisions
If a building is constructed on the Adjacent Parcel, then effective on the date that a tenant begins occupancy of any portion of such building, the foregoing Lease automatically is amended to incorporate the following provisions, which supersede the contrary provisions of the Lease.
C.1. Change in Defined Terms.
“Common Area” is modified to mean those portions of the Project designated by Landlord for common use by tenants of the Project, including (a) within multi-tenant buildings, the lobbies, elevators, common restrooms, hallways, mechanical rooms, etc., (b) the Cafeteria and the hallway and restrooms serving the Cafeteria, (c) all areas that are not within the interior of any buildings or premises (such as the Premises) leased exclusively to a tenant, such as the exterior of all buildings, the Amphitheatre, water features, trash areas, parking areas, retention basins, roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities located on the Property. Notwithstanding the foregoing, this Lease confers no rights to either the subsurface of the land below the ground level of the Project or with regard to the air space above the ceiling of the Premises, or to parking spaces not assigned or allocated to Tenant, nor, to the roof, exterior walls, or utility raceways of any Building).
“Operating Expenses” is modified to mean the sum of the Management Fee plus Tenant’s Pro Rata Share of the Project Expenses; provided, however, as to any Project Expenses that Landlord reasonably determines would be inequitable to allocate based on Pro Rata Share, Landlord may allocate in accordance with other reasonable methods (such as relative use or burden or cost), consistently applied.
“Project Expenses” means any and all costs, expenses and disbursements of every kind and character that Landlord in good faith incurs, pays or becomes obligated to pay in connection with its ownership interest in the Project, or the operation, maintenance, management, repair, replacement, and security thereof; plus, with respect to such costs, expenses, and disbursements for the Project which do not exclusively pertain to any particular building within the Project, the portion of such expenses which Landlord reasonably and equitably allocates to the Property. Operating Expenses include, without limitation, any and all assessments Landlord must pay pursuant to any covenants, conditions or restrictions, reciprocal easement agreements, tenancy-in-common agreements or similar restrictions and agreements affecting the Project, Taxes, assessments and other similar governmental charges; water and sewer charges; the cost and expense of insurance, including loss of rents coverage and all other coverage procured by Landlord, and any applicable deductibles; utilities (other than those paid directly by Tenant to the utility provider); security; labor and personnel costs (including applicable overhead); parking lot maintenance and repair; heating, ventilating and air conditioning repairs, replacements, and maintenance; waste disposal; elevator maintenance; repair, replacement, and maintenance of the Property, and the plumbing, heating, ventilating, air conditioning, electrical, life safety and building management systems furnished by Landlord (the “Building Systems”); costs associated with the upkeep and operation of all parking and Common Areas; costs and expenses of gardening and landscaping; maintenance of signs (other than costs incurred by Tenant to maintain Tenant’s signs); personal property taxes levied on or attributable to personal property used in connection with the Project; all costs associated with the Cafeteria, including any operating losses. During any period of vacancy at the Project, Project Expenses will be determined as if the Project had been fully occupied and Landlord had been supplying services to the entire Project during the applicable period (in accordance with the methodology specified by the Building Owners and Managers Association). Capital Expenses continue to be treated as provided in Section 4.3(b) of this Lease and all of the exclusions from Operating Expenses under Section 4.3(c) of this Lease constitute exclusions to Project Expenses under this Exhibit (and added to those exclusions is the Management Fee (and any similar management fee payable by other tenants) because it is calculated solely on Tenant’s rents and is separately included in Operating Expenses as defined above).
“Premises” is modified to mean only the interior of the buildings within the Project known as 12780 and 12790 El Camino Real, and excluding the Common Area.
“Project” means the Property and the Adjacent Parcel and all improvements on the Adjacent Parcel.
“Pro Rata Share” of a tenant of the Project, including Tenant, means the ratio of the rentable square feet of the tenant’s premises at that time to the aggregate rentable square feet within the Project.
     C.2. Cafeteria. During the Term, Landlord shall (or shall cause its affiliate to) maintain the Cafeteria in substantially the same size and condition as exists as of the Commencement Date and shall use commercially reasonable efforts to retain food-service operators at the Cafeteria reasonably acceptable to tenants of the Project for breakfast and lunch service, but Landlord (or its affiliate providing such services) may discontinue food service on not less than 30 days advance notice in writing to Tenant (the “Cafeteria Closure Notice”), if such food service operations fail to be economically self-sufficient. Neither Landlord nor its affiliate is obligated to subsidize such service; provided, however, if a subsidy is necessary for food service operations to continue to be made available to occupants of the Project, Landlord shall provide notice of the approximate amount necessary to subsidize the food service operations at that time in the Cafeteria Closure Notice, and within 30 days following receipt of the Cafeteria Closure Notice, Tenant may elect to assume the Landlord’s food service operations with a food service operator reasonably acceptable to Landlord (and with services and prices reasonably acceptable to Landlord) at Tenant’s sole cost and expense for any costs in excess of the revenues received by Tenant for such operations. If Tenant does not elect to subsidize or assume the food service operations within such 30-day period following receipt of the Cafeteria Closure Notice, then such food service operations may be terminated by Landlord, and the cafeteria shall be converted to a Common Area meeting space, which shall continue to be available to the tenants of the Project for meetings and events or Landlord may elect to subsidize the cafeteria services, in which case the subsidy will constitute an Operating Expense under this Lease to be allocated among tenants of the Project in accordance with Tenant’s Pro Rata Share. Scheduling of use of the cafeteria when no food service is operating will be managed by Landlord’s property manager in accordance with reasonable rules and regulations, on a first-come, first-served reservation basis, with time and availability of use equitably allocated among the tenants of the Project in proportion with their respective Pro Rata Shares.
     C.3. Amphitheatre Use. Scheduling of use of the Amphitheatre will be managed by Landlord’s property manager in accordance with reasonable rules and regulations, on a first-come, first-served reservation basis, with time and availability of use equitably allocated among the tenants of the Project in proportion with their respective Pro Rata Shares. Landlord and Tenant acknowledge that the location of the Amphitheatre is such that noise originating from the Amphitheatre is easily heard inside the Premises. Consequently, before scheduling use of the Amphitheatre for a period during normal business hours for use by a tenant other than Tenant, which use is expected to generate excessive noise, Landlord shall first obtain Tenant’s consent to such use and scheduling; provided that use of the Amphitheatre by patrons of the Cafeteria during normal operating hours of the Cafeteria does not require Tenant’s consent.
     C.4. Re-measurement. Landlord shall cause the Premises and the Project to be re-measured in accordance with BOMA and such new measurements will apply to this Lease. (For example, the rentable square feet attributable to Cafeteria will be deducted from the Premises rentable square feet while a proportionate amount of such square footage will be added to the Premises rentable square feet as part of the load factor). The load factor for the Premises will not include any portion of the interior of Building 3. In the event Tenant disagrees with the remeasured square footage as stated by Landlord’s space measurement consultant, then Tenant shall have the right, exercisable only within thirty (30) days after the date Landlord gives Tenant written notice of the re-measurement (the “Confirmation Period”), to remeasure the Project in accordance with the BOMA Standard. In the event that Tenant provides Landlord with written notice (“Square Footage Notice”) within the Confirmation Period, that subsequent remeasurement of the Project by Tenant in accordance with the BOMA Standard has produced a rentable square footage number that is more than five percent (5.0%) in excess of or lower than the rentable square footage number prepared by Landlord, and if Landlord does not dispute such remeasurement, any payments due to Landlord from Tenant based upon the number of rentable square feet contained in the Project shall be proportionally, prospectively (but not retroactively) reduced or increased, as appropriate, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard (but no change in measurement affects Monthly Rental) . Tenant’s failure to deliver the Square Footage Notice prior to expiration of the Confirmation Period, shall be deemed to constitute Tenant’s acceptance of the square footage stated by Landlord’s space measurement consultant. If Landlord disagrees with Tenant’s remeasurement and if a dispute occurs regarding the final accuracy of such measurements, Landlord and Tenant shall agree upon a mutually acceptable architect to remeasure the Project in accordance with the BOMA Standard and the determination of such architect shall be binding upon Landlord and Tenant. The cost of such of such mutually agreed architect shall be borne by Landlord and Tenant equally. Until such determination is made by the mutually selected architect, the parties shall utilize the square footage figure determined by Landlord’s space measurement consultant; thereafter, the parties shall make the appropriate retroactive adjustments.
C.5. Parking. The first sentence of Section 7.3 of this Lease is replaced with the following: “Until the Expiration Date or earlier termination of this Lease, including any Renewal Terms, at no additional fee or rent, Tenant is entitled to use 540 parking spaces within the Project’s parking area, including Tenant’s Pro Rata Share of visitors and handicap spaces, some or all of which may be assigned by Landlord to Tenant. Included within the 540 parking spaces, Tenant will have the exclusive use of all subterranean parking located beneath the Premises. All subterranean parking constructed under Building 3 shall be for the exclusive use of the tenants of Building 3. Neither Tenant nor Tenant’s Invitees may use the parking area within the Project, except for Tenant’s Parking Spaces and the driveways leading to them. Tenant acknowledges that the nature and configuration of the parking area and driveway circulation will change as the result of the development of the Project and that tenants of the Adjacent Parcel may be parking on the Property and Tenant may be parking on the Adjacent Parcel. Landlord may charge tenants of Building 3 for parking on the Project and may otherwise regulate parking in common parking facilities (but Tenant and Tenant’s Invitees will be entitled to free parking in such areas, up to the aggregate 540 parking spaces).
C.6. Signage. As part of development of the Project, Landlord may require that the existing monument signage on the Property be shared by tenants of the Project, in which case Tenant will be entitled to only its Pro Rata Share of the existing monument signage (but such change to the monument signage will be at Landlord’s cost as part of “Project Costs” under Article 21). Tenant will be entitled to the top listing on the existing monument sign on the Property.
C.7. Utilities. Landlord shall use commercially reasonable efforts to have the Cafeteria and the Common Area separately metered from the Premises, at Landlord’s cost as a Project Cost under Article 21, so that Tenant’s Premises utility charges do not include the Cafeteria or appurtenant areas (and if for some reason Landlord is unable to do so, Landlord shall use commercially reasonable means of equitably submetering or otherwise allocating such utilities, subject to Tenant’s reasonable approval of the methodology to be used).
C.8. Project Rules and Regulations. Tenant and Tenant’s Invitees shall comply with the rules and regulations of the Project attached as Exhibit C-1 and such other reasonable rules and regulations adopted by Landlord from time to time; provided that no such rules and regulations shall materially adversely affect Tenant’s use of the Premises or materially alter Tenant’s rights under this Lease.

Exhibit C-1
MULTI-TENANT RULES
     1. General Covenants and Limitations on Use. Tenant may not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Project. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use, Tenant shall pay to Landlord, within 10 days after Landlord delivers to Tenant a notice of such increase (and reasonable proof it was caused by Tenant), the amount of such increase. No noxious or offensive activity may be carried on, in, on, or around the Premises, nor may anything be done or kept in, on, or around the Premises which may be or become a public nuisance or which may cause embarrassment, disturbance, or annoyance to others in the Project, or on adjacent or nearby property. For example, no light may be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sounds may be emitted from the Premises which are unreasonably loud or annoying; and no odor may be emitted from the Premises which is or might be noxious or offensive to others in the Project, or on adjacent or near-by property; and no unsightliness is permitted in, on or around the Premises. Without limiting the generality of the foregoing, all unsightly equipment, objects, and conditions shall be kept enclosed within the Premises and screened from view; no refuse, scraps, debris, garbage, trash, bulk materials, or waste shall be kept, stored, or allowed to accumulate except as may be properly enclosed within the Premises; and all pipes, wires, poles, antennas, and other facilities for utilities or the transmission or reception of audio or visual signals shall be kept and maintained enclosed within the Premises (provided that Tenant’s existing rooftop equipment can remain on the Property and any reasonable changes to such equipment (reasonably approved by Landlord) may be made by Tenant). Except in an enclosed vivarium, Tenant may not keep or permit to be kept any bicycle, motorcycle, or other vehicle, nor any animal (excluding certified service dogs), bird, reptile, or other exotic creature in, on or around the Premises. Neither Tenant nor Tenant’s Invitees may do anything that will cause damage or waste to the Project. No machinery, apparatus, or other appliance may be used or operated in or on the Premises which can be felt outside the Premises or which imposes a risk of damage to the structure of the Premises and will in any manner injure, vibrate, or shake all or any part of the Project. Tenant shall ensure that none of its employees, agents or Tenant’s Invitees prop open any external doors or windows or circumvent any security for the Project. Tenant acknowledges that the Common Area will not be accessible to the public except during normal business hours for the multi-tenant Buildings (but Tenant has such access and may facilitate access by Tenant’s Invitees subject to Landlord’s reasonable security requirements). In no event may Tenant use any portion of the Common Area for loading, unloading, or parking, except in those areas specifically designated by Landlord for such purposes, nor for any sidewalk sale, advertising, or similar commercial purpose.
     2. Landlord’s Reserved Rights. Landlord, as owner of the Project, reserves the right from time to time, to use portions of the Common Area for, among other things, entertainment, advertising, displays, the leasing of kiosks, or such other uses, commercial or otherwise, so long as such uses do not materially adversely affect Tenant’s use of the Premises or the Project and is consistent with a first-class office project, subject to the terms of this Lease. If the cafeteria is still in use at the Project, Landlord will not allow a direct competitor with such cafeteria to lease space in the Common Area (e.g., coffee carts) if such competition would cause, or increase, any subsidy for the Cafeteria included in the Operating Expenses.

     3. Parking.
a.	Tenant may not store or permit its Invitees to store any automobiles in the parking area without the prior written consent of the operator; provided that Tenant may keep automobiles in the underground parking areas for company vehicles or employees of Tenant who are traveling, etc.

b.	Cars must be parked entirely within the stall lines painted on the floor.

c.	All directional signs and arrows must be observed.

d.	The speed limit shall be 5 miles per hour.

e.	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

f.	Parking is prohibited in all areas not expressly designated for parking, including without limitation:
(i)	Areas not striped for parking

(ii)	Aisles

(iii)	Where “no parking” signs are posted

(iv)	Ramps

(v)	Loading zones
g.	No personal property of any type may be stored or located in the surface parking area and the parking spaces may only be occupied by appropriately-sized vehicles.

h.	Every parker is required to park and lock his/her own car.

i.	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited; provided that so long as the same is not prohibited by any CC&Rs or applicable laws, Tenant may use a mobile auto detail service at the Property. Parking spaces may be used only for parking automobiles.

j.	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.
LANDLORD IS NOT RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING FACILITY WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S NEGLIGENCE OR NEGLIGENT OMISSION (PROVIDED THAT LANDLORD WILL BE RESPONSIBLE FOR DAMAGE CAUSED BY ITS ACTIVE NEGLIGENCE OR WILLFUL MISCONDUCT). THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE DOES NOT APPLY, HOWEVER, TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S ACTIVE NEGLIGENCE OR WILLFUL MISCONDUCT. Without limiting the foregoing, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or Tenant’s Invitees arising as a result of parking in the Project, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this paragraph to exempt and relieve Landlord and its agents from liability for personal injury or property damage caused by negligence (provided that Landlord will be responsible for damage caused by its active negligence or willful misconduct).

EXHIBIT D
Sample Form of Letter of Credit
Irrevocable Letter of Credit
December                     , 2007
Letter of Credit #

To:	DNH Campus Investors, LLC
c/o Veralliance Properties, Inc.
8910 University Center Lane, Suite 630
San Diego, California 92122
Ladies and Gentlemen:
We hereby issue in your favor our Irrevocable Letter of Credit #                      at the request and for the account of Neurocrine Biosciences, Inc., in an amount of                      U.S. Dollars (US$0.00) effective immediately and available with Wells Fargo Bank, N.A. at One Front Street - 21st Floor, San Francisco, California 94111, by payment of your draft(s) drawn on us at sight when accompanied by the original of this Letter of Credit and your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of beneficiary (“Beneficiary”) under Wells Fargo Bank, N.A. Letter of Credit #                      (“Wells Credit”), hereby certifies that the Beneficiary is entitled to and hereby demands payment under Wells Credit in US$[insert drawing amount] pursuant to the lease between DMH Campus Investors, LLC, as Landlord, and Neurocrine Biosciences, Inc., as Tenant, dated [insert date] (the “Lease”), (as such Lease may be amended, restated and replaced from time to time) for premises located at 12780 and 12790 El Camino Real, San Diego, California 92122.”
This Letter of Credit expires at our above office on December 31, 2008, but shall be automatically extended, without written amendment, to December 31st in each succeeding calendar year, unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be December 31, 2008 or any subsequent December 31st and be at least sixty (60) calendar days after the date we send you such notice. Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight when accompanied by the original of this Letter of Credit and your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of beneficiary (Beneficiary”) under Wells Fargo Bank, N.A. Letter of Credit #                     (“Wells Credit”), hereby certifies that (1) Beneficiary received a written notice from Wells Fargo Bank, N.A. that the Wells Credit will not be extended beyond its current expiration date, and (2) Neurocrine Biosciences, Inc. has failed to deliver a replacement letter of credit in form and substance

1.

acceptable to the Beneficiary, and (3) at the time of this statement, Beneficiary has not released Neurocrine Biosciences, Inc.’s obligations under the lease between DMH Campus Investors, LLC, as Landlord, and Neurocrine Biosciences, Inc., as Tenant, dated [insert date] (the “Lease”), (as such Lease may be amended, restated and replaced from time to time) for premises located at 12780 and 12790 El Camino Real, San Diego, California 92122.”
Partial and multiple drawings are permitted under this Letter of Credit. All drafts must be marked: “Drawn under Wells Fargo Bank, N.A. Letter of Credit #                      dated                     ”.
If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.
This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be affected only through ourselves and only upon payment of our usual transfer fee and upon presentation to us at our above-specified office of a duly executed instrument of transfer in form and substance acceptable to us together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee.
     No transfer may be made to a person or entity (transferee) who is (1) a specially designated national, terrorist or narcotics trafficker, a blocked entity, or a person or entity with respect to which transactions are prohibited or otherwise restricted, or which is located in or restricted, pursuant to the Foreign Assets Control Regulations of the United States Treasury Department, or (2) subject to a denial order of the U.S. Department of Commerce, Bureau of Export Administration.
All charges in connection with this Letter of Credit (including transfer fees, if any) are for the account of the applicant.
This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement whatsoever in this Letter of Credit other than the ISP98. Reference to any document, instrument or agreement mentioned in this Letter of Credit will not be deemed to incorporate into this Letter of Credit such document, instrument or agreement.
We hereby engage with you that drafts drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored upon presentation at our above office.
All correspondence and any drawings hereunder are to be directed to Wells Fargo Bank, N.A., One Front Street — 21st Floor, San Francisco, California 94111. Drawings may be presented to us at our above office by hand delivery or delivered to us by U.S. Postal Service mail, registered mail or certified mail or by express courier or overnight courier.
Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (the “ISP98”).
Very truly yours,

2.

EXHIBIT E
Form of GUARANTY OF LEASE
     The undersigned,                     , a                      (“Guarantor”), absolutely and unconditionally guarantees, on demand, to and for the benefit of                     (“Landlord”), the full, timely, and complete payment and performance of all of tenant obligations, whether monetary or otherwise (collectively, the “Guaranteed Obligations”), under the Lease entered into as of December ___, 2007 (the “Lease”), between Landlord or its predecessor-in-interest, DMH Campus Investors, LLC, a Delaware limited liability company, and Neurocrine Biosciences, Inc., a Delaware corporation (including its successors under the Lease, “Tenant”). This Guaranty constitutes an absolute, direct, immediate, and unconditional guarantee of timely payment and performance, and not merely of collectibility, and includes all primary, secondary, direct, indirect, fixed, and contingent obligations of Tenant to pay rent (including Basic Monthly Rent, Operating Expenses and all other rent), additional rent, late charges, interest charges, insurance, taxes, indemnifications, and other fees, charges, sums, costs, and expenses which may be owing by Tenant at any time in connection with the Guaranteed Obligations, as they may be modified, amended, extended, or renewed from time to time. If a specific amount outstanding and owing by Tenant under the Lease or the Guaranteed Obligations is determined by a court of competent jurisdiction, that determination is conclusive and binding on Guarantor. If Tenant defaults in the payment of any amount when due under the Lease, Guarantor shall pay to Landlord, on demand, all sums due and owing under the Lease. Additionally, Guarantor shall assume responsibility for and shall fully perform all of the other Guaranteed Obligations promptly on receiving written notice from Landlord. No delay by Landlord in providing notice of a default by Tenant or making demand on Guarantor affects Guarantor’s obligations under this Guaranty (but only the timing of such obligations). The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant or any other guarantor. The obligations of Guarantor under this Guaranty are continuing and irrevocable until all of the Guaranteed Obligations have been fully satisfied. If at any time all or any part of any payment received by Landlord from Tenant, Guarantor, another guarantor, or any other person under or with respect to the Lease Agreement or this Guaranty is refunded or rescinded pursuant to any court order (including any court order arising out of the insolvency, bankruptcy, or reorganization of Tenant, Guarantor or any other guarantor), then the Guarantor’s obligations under this Guaranty shall, to the extent of the payment refunded or rescinded, be deemed to have continued in existence, notwithstanding previous receipt of payment by Landlord, regardless of any contrary action by Landlord, as though such previous payment to Landlord had never occurred (and such contrary action had not been taken). This Guaranty is not affected or limited in any manner if recovery against Tenant or another guarantor is otherwise unenforceable against Tenant (if it would have been enforceable against Guarantor had it not assigned the Lease), or if any of the Guaranteed Obligations arises from transactions which may be voidable as the result of bankruptcy, insolvency, fraudulent conveyance, receivership, or offsets not arising out of the Lease. This Guaranty shall not be affected or limited in any manner by whether Tenant may be liable, with respect to the Guaranteed Obligations individually, jointly with others, primarily, or secondarily.
     Except as set forth below, this Guaranty shall not be affected or limited in any manner by (a) any assignment of, or any modification or amendment (by agreement, course of conduct, or otherwise) to, all or any portion of any lease, agreement, instrument, or document with respect to or that evidences the Guaranteed Obligations, or (b) the renewal, extension, or modification, at any time, of any of the Guaranteed Obligations. By this Guaranty, Guarantor guarantees Tenant’s performance of the Guaranteed Obligations as so amended, assigned, renewed, extended, or modified, whether or not the amendment, assignment, renewal, extension, or modification is made with the consent of or notice to Guarantor; provided, however, and notwithstanding any other provision of this Guaranty, except for extensions and expansions contemplated by the Lease as of the date of this Guaranty, Guarantor’s obligations under this Guaranty will not extend to extension terms or expansion premises added to the Lease by any amendments to the Lease for which Guarantor’s written consent was not obtained.
     If Tenant defaults with respect to any of the Guaranteed Obligations, and if Guarantor does not satisfy Tenant’s obligations immediately upon its receipt of written notice of such default from Landlord, Landlord may, at its election, proceed immediately against Guarantor (as if such default arose from the direct and primary obligation of the Guarantor), any other guarantor, or Tenant, or any combination of Tenant, Guarantor, and any other guarantor. In the event of any default under this Guaranty, an action or actions may be brought and prosecuted against Guarantor, whether or not Tenant or any other guarantor is joined in such action(s) or a separate action or

3.

actions are brought against Tenant or any other guarantor. Landlord may maintain successive actions for separate defaults. Unless and until the Guaranteed Obligations have been fully satisfied or waived in writing by Landlord, Guarantor will not be released from its obligations under this Guaranty irrespective of (i) the exercise by Landlord of any of Landlord’s rights or remedies (including compromise or adjustment of the Guaranteed Obligations or any part thereof), (ii) any release by Landlord of Tenant or any other guarantor, (iii) any such action or any number of successive actions, or (iv) the satisfaction by Guarantor of any liability under this Guaranty incident to a particular default (except as to the amounts so satisfied).
     Guarantor waives all rights afforded a surety or guarantor under applicable law, including all benefits it may otherwise be entitled to under California Civil Code Sections 2787 through 2855, and similar laws, and waives each of the following: (a) all rights to require Landlord, as a condition to Landlord’s exercise of any of its rights under this Guaranty, to (i) proceed against Tenant or any other guarantor, (ii) perfect, retain, protect, proceed against, or exhaust any security that Landlord holds or may hold from Tenant, or (iii) pursue any other remedy in Landlord’s power; (b) all defenses to its obligations under this Guaranty by reason of any disability of Tenant or any other person(s), including the incapacity, lack of authority, death, or disability of Tenant or any other person(s) or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Tenant or any other person(s); (c) all defenses and rights to exoneration under this Guaranty, including all rights under California Civil Code Section 2819 and similar laws, based on any alteration, modification, compromise, renewal, extension, or assignment of the Lease or any of the Guaranteed Obligations, whether done with or without the knowledge or consent of Guarantor, and Guarantor grants Landlord the right to take any such action relative to the Guaranteed Obligations without the knowledge or consent of Guarantor without in any manner affecting the liability of Guarantor under this Guaranty; provided, however, and notwithstanding any other provision of this Guaranty, except for extensions and expansions contemplated by the Lease as of the date of this Guaranty, Guarantor’s obligations under this Guaranty will not extend to extension terms or expansion premises added to the Lease by any amendments to the Lease for which Guarantor’s written consent was not obtained; (d) all other defenses based on the termination of Tenant’s liability from any cause or the impairment of any other collateral or security for the Guaranteed Obligations (except to the extent Guarantor would be permitted to assert such defense if it had not assigned the Lease and remained the Tenant and primary obligor); (e) all duties Landlord may have to investigate the authority of any representative, or purported representative, of Tenant to incur any obligation or enter into any agreement on behalf of Tenant; (f) all rights of subrogation, indemnity, contribution, and reimbursement against Tenant or any other guarantor, and (g) all rights it may otherwise attain by reason of Landlord’s failure to enforce, or delay in enforcing, any of Landlord’s rights with respect to the Guaranteed Obligations (except to the extent Guarantor would be permitted to assert such defense if it had not assigned the Lease and remained the Tenant and primary obligor). Guarantor subordinates to Landlord all of the Guarantor’s rights to participate in any security now or later held by Landlord. Guarantor’s waivers under this Guaranty of its rights of subrogation, reimbursement, contribution, and indemnity against Tenant and any other guarantors terminate on the first day after the first anniversary of the date on which all obligations in favor of Landlord and Tenant under the Lease and this Guaranty are satisfied in full. Guarantor waives all any notice of acceptance of this Guaranty, which, upon execution by Guarantor, shall immediately be binding upon Guarantor.
     All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.
     If Guarantor is adjudged to remain fully and primarily liable under the Lease as if it had not assigned the Lease and that Guarantor is not entitled to any defenses afforded to sureties or guarantors (but only to the same defenses it had as Tenant), then this Guaranty will become void.
     In no way is this Guaranty to be construed as guarantying the performance of an assignee’s or subtenant’s additional obligations beyond those contemplated by the Lease (such as an increased rent agreed to be paid by a subtenant to Guarantor).
     Guarantor represents and warrants that the following are accurate and complete as of the date of this Guaranty and shall be true at all times in the future while this Guaranty is outstanding: (i) Tenant has paid good and valuable consideration for this Guaranty, the receipt of which is hereby acknowledged; (ii) Landlord has made no

4.

representation to Guarantor as to the creditworthiness or financial condition of Tenant; and (iii) Guarantor has carefully read and negotiated all provisions of this Guaranty and has consulted with its own independent and competent legal counsel in connection therewith.
     Guarantor represents that it has the resources, access, and opportunity to remain informed at all times of the financial status of Tenant and of all other material information relative to the Lease and Guarantor’s obligations under this Guaranty; and Guarantor covenants to remain informed relative to all such matters as long as this Guaranty remains in effect. On the basis of the foregoing, Guarantor waives any obligation that Landlord might otherwise have as a condition to enforcing Guarantor’s obligations under this Guaranty, to keep Guarantor informed relative to any information regarding the Tenant or any security for the Lease.
     In the event of Tenant’s insolvency or the disposition of the assets of Tenant, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Tenant applicable to the payment of all claims of Landlord and of Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Guarantor assigns to Landlord all claims that Guarantor may have or acquire against Tenant or any assignee or trustee in bankruptcy of Tenant; but, such assignment will be effective only for the purpose of assuring to Landlord full payment and performance of all of the Guaranteed Obligations. Guarantor authorizes Landlord to, from time to time, execute and file, on Guarantor’s behalf, financing statements and continuation statements and to execute such other documents and to take such other action as Landlord deems necessary or appropriate to perfect, preserve and enforce Landlord’s rights under this Guaranty.
     All of the provisions of Section 20.1 through 20.10, 20.18 and 20.20 of the Lease are incorporated into and repeated here in this Guaranty, but with each reference to “Tenant” replaced with “Guarantor” and each reference to “this Lease” replaced with “this Guaranty”.
     This Guaranty is dated as of                     .

GUARANTOR:	[Guarantor’s signature here]

5.

EXHIBIT F
Intentionally Omitted.

6.

EXHIBIT G- Sample Estoppel
ESTOPPEL CERTIFICATE
To:                                          and its lenders, owners, and their assignees (collectively, “Beneficiaries”)
From: Neurocrine Biosciences, Inc., a Delaware limited liability company (“Tenant”)
Re: Lease Agreement dated                     , 2007, between DMH Campus Investors, LLC, as Landlord, and Tenant, as Tenant, as amended by                                          (collectively, the “Lease”), with respect to the premises (the “Premises”) commonly known as 12780 and 12790 El Camino Real in the City of San Diego, County of San Diego, California, more particularly described as [inert legal description here] (“Property”).
Tenant represents and warrants for the benefit of Beneficiary that as of                     , 20                    :
     1. Tenant is the present owner and holder of the tenant’s interest under the Lease and the interest of Tenant in the Lease has not been assigned, sublet, or encumbered, except as follows                     . A correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, guaranties, addenda and riders of and to it) is attached to this Certificate as Schedule 1. The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises. Tenant’s current notice address is set forth in the Lease. The size of the Premises is approximately                      rentable square feet. No person or entity other than Tenant is in possession of the Premises or any portion of the Premises, except as follows                     . Tenant has not assigned the Lease or subleased the Premises or any portion of the Premises and has not committed or agreed to enter into any such assignment or sublease, except as follows                     .
     2. The Commencement Date was                     , 2007, and the Term of the Lease will expire on                     . Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in or around the Premises, or to purchase any a portion of the Property or Adjacent Parcel, other than the following                                          .
     3. The Monthly Rental currently payable under the Lease is $                     and such rent has been paid through                     , 20                    . Tenant has paid operating expense charges of $                      for year-to-date 20___, and pays $                      per month for such estimated charges along with each month’s Monthly Rental payment. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease. No rental payments have been made more than one month in advance. Landlord has not, as an inducement, assumed any of Tenant’s lease obligations and has made no agreements with Tenant covering free rent, partial rent, rebate of rental payments or any other type of rental concession except as described in the Lease. Tenant has obtained all insurance required of Tenant under the Lease, and all premiums have been paid. The current unapplied balance of Tenant’s Security Deposit is $                      and currently has an effective Letter of Credit supporting the Lease issued to Landlord in the amount of $                     ..
     4. Landlord has no construction obligations and Tenant has accepted the Premises subject to no conditions. No party is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default. Tenant is not the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of

7.

debtor-creditor relationships. The undersigned is unaware of any leaks, defects, malfunctions, or other problems with the Property.
     5. The undersigned acknowledge the right of the Beneficiaries and their respective successors and assigns to rely on the statements and representations of Tenant contained in this Certificate, and further understands that the purchase and financing of the Property will be made in material reliance on this Certificate. The undersigned is authorized by all necessary action of Tenant to execute this Tenant Estoppel Certificate on behalf of Tenant. For the next 60 days, Tenant may not permit any change to the foregoing information without first notifying Beneficiary in writing.
Tenant: Neurocrine Biosciences, Inc., a Delaware limited liability company

By:
, its &nb sp;

[Attach Schedule 1 to Certificate: Lease with all amendments, side-letters, etc.]

8.

EXHIBIT H
Landlord’s Fixtures and Personal Property
BUILDING ONE

ROOM #	ROOM NAME	ASSET
1026	KITCHEN OFFICE	Cafeteria PC Server and Software
1031	SERVERY	Air Curtain Merchandiser
1046	SERVER ROOM	CCTV System
1046	SERVER ROOM	HVAC Equipment
1046	SERVER ROOM	Public Address System
1046	SERVER ROOM	Security Access System
1054	SEMINAR ROOM	Audio Visual Systems
3068	BOARD ROOM	Audio Visual Systems
1010/10011/1053/1054/3068	CONFERENCE ROOMS	Drop Down Projection Screens
1022/1029/1030/1031	CAFETERIA/SERVERY	Cafeteria Equipment and Furniture
1047/2004/3004	TELCO	Patch Panels, Wiring Infrastructure
ALL	ALL OFFICES	Window Treatments
G1/2019/3015/3069	FILE ROOMS	High Density Filing Systems
BUILDING TWO

ROOM #	ROOM NAME	ASSET
1004	CHEMISTRY	2 Walk-in Fume Hoods
1004	CHEMISTRY	9X Fume Hoods
1004	CHEMISTRY	Fume Hood Fire Suppression System
1005	CHEMISTRY	4X Walk-in Fume Hoods
1005	CHEMISTRY	3X Fume Hoods
1005	CHEMISTRY	Fume Hood Fire Suppression System
1032	CHEMISTRY	Fume Hood
1044	CHEMISTRY	2X Fume Hood
1047	CHEMICAL STORAGE	Automated Solvent Delivery System
1047	CHEMICAL STORAGE	Solvent Waste Collection System
1071	TELCO	Patch Panels, Wiring Infrastructure
2024	CHEMISTRY	8X Fume Hoods
2025	CONFERENCE	Drop Down Projection Screen
2026	GLASS WASH	Fume Hood
2026	GLASS WASH	Autoclave
2027	CHEMISTRY	8X Fume Hoods
2028	CHEMISTRY	8X Fume Hoods
2043	CHEMISTRY	Fume Hood
2043	CHEMISTRY	Walk-in Fume Hood
2047	TELCO	Patch Panels, Wiring Infrastructure
2057	BIOLOGY	Cold Room
2056	BIOLOGY	2X Fume Hood
3011	CHEMISTRY	Fume Hood
3011	CHEMISTRY	Walk-in Fume Hood

9.

ROOM #	ROOM NAME	ASSET
3031	CHEMISTRY	9X Fume Hoods
3034	CHEMISTRY	9X Fume Hoods
3039	CHEMISTRY	9X Fume Hoods
3042	CHEMISTRY	2X Fume Hoods
3050	CHEMISTRY	Fume Hood
3052	TELCO	Patch Panels, Wiring Infrastructure
3055	BIOLOGY	Fume Hood
3059	CHEMISTRY	Fume Hood
3066	BIOLOGY	Cold Room
3078	BIOLOGY	3X Fume Hoods
3105	BIOLOGY	1 Fume Hood
1088/1089	VIVARIUM WASH ROOM	Autoclave
1088/1089	VIVARIUM WASH ROOM	Cage Washer
2000/2001/3001	LIBRARY	Library Shelving, Bookcases
2019/2020	CHEMISTRY	2X Fume Hoods
ALL	ALL OFFICES	Window Treatments
G1-02	EQUIPMENT	Deionized Water System
G1-02	EQUIPMENT	House Vacuum System
Multiple	ALL CHEMISTRY LABS	Phoenix Control Valves and Equipment
Multiple	ALL LABORATORIES	Laboratory Casework, Integrated Shelving, Sinks
Site	MECHANICAL YARD	Emergency Diesel Generator

10.

			ELECTRICAL							WATER		WASTE		GAS
MK.	QTY	DESCRIPTION	FLAMPS	KW	HP	VOLTS	PHASE	DIRECT	PLUG	COLD	HOT	DIRECT	INDIRECT	SIZE	KBTUH	REMARKS	STATUS
1	1	GREASE INTERCEPTOR														PROVIDED GENERAL CONTRACTOR VERIFY LOCATION AND CAPACITY
2	1	WATER HEATER								X				X	X	VERIFY LOCATION AND SPECIFICATION W./PLUMBING ENGINEER
3	1	MOP SINK W./FAUCET								1/2*	1/2*	2*				NON-POROUS FLOOR MOUNTED TYPE WITH VACUUM BREAKER (ILLEGIBLE)
4	1	MOP AND BROOM RACK														PROVIDED BY G.C.
5	1	JANITORIAL CABINET														STAINLESS STEEL CABINET PROVIDED BY KEC
6	1	AIR CURTAIN	8.7EA.			120VEA.	1	ⓙ								PROVIDED BY KEC. INSTALLED BY G.C
7	1L	EMPLOYEE’S LOCKER														PROVIDED BY G.C.
8	1	W.I. FREEZER W./LIGHTING	5.0			120V	1	ⓙ								N.S.F. AND U.L. LISTED PRE-FABRICATED G.I. PANEL
9	1	W.I. FREEZER CONDENSER	12.0	1	3/4	208V	1	ⓙ								VERIFY LOCATION OF THE CONDENSER
10	1	W.I. FREEZER COIL(FAN)	VER.			208V	1	ⓙ					3/4*			DRAINS TO FLOOR SINK
11	1L	W.I. FREEZER SHELVING														EPOXY FINISH
12	1	W.I. COOLER W./LIGHT	5.0			120V	1	ⓙ								N.S.F. AND U.L. LISTED PRE-FABRICATED G.I. PANEL
13	1	W.I. COOLER CONDENSER	9.8	1		208V	1	ⓙ								VERIFY LOCATION OF THE CONDENSER
14	1	W.I. COOLER COIL(FAN)	3.0			120V	1	ⓙ					3/4*			DRAINS TO FLOOR SINK
15	1	W.I. COOLER SHELVING														EPOXY FINISH
16	-	-SPARE NUMBER-
17	-	-SPARE NUMBER-
18	1	3-COMP. POT SINK W./FAUCET								1/2*	1/2*		1 1/2*			(ILLEGIBLE)
19	1	PRE-RINSE W./ADD ON FAUCET								1/2*	1/2*
20	1	WALL SHELF														STAINLESS STEEL
21	1	WORK TABLE														STAINLESS STEEL
22	1	POT AND PAN SHELF														W./EPOXY FINISH
23	1	WORK TABLE														STAINLESS STEEL
24	1	OVER HEAD POT RACK														STAINLESS STEEL
25	1	OVER SHELF														STAINLESS STEEL
26	-	-SPARE NUMBER-
27	-	-SPARE NUMBER-
28	1	PREP SINK W./FAUCET								1/2*	1/2*		1 1/2*			STAINLESS STEEL, MEETS EHP -333, DRAINS TO FLOOR SINK
29	1	PREP SINK TABLE														STAINLESS STEEL
30	1	WALL SHELF														STAINLESS STEEL
31	1	FOOD SLICER	3.0			120V	1		δ
32	1	HAND SINK W./SPLASH GD.								1/2*	1/2*	1 1/2*				SOAP AND TOWEL DISPENSER PROVIDED BY GENERAL CONTRACTOR
33	-	-SPARE NUMBER-
34	-	-SPARE NUMBER-
35	1	MIXER	8.2			120V	1		δ
36	1	MIXER STAND														STAINLESS STEEL
37	1	WALL SHELF														STAINLESS STEEL
38	1	WORK TABLE														STAINLESS STEEL
39	1	WORK COUNTER														STAINLESS STEEL
40	1	FLOOR TROUGH										2*				STAINLESS STEEL, PROVIDED BY KEC, INSTALLED BY G.C.
41	1	SOUP KETTLE W./STAND	3.0			120V	1		δ	1/2*	1/2*		3/4*	3/4*	33.0	DRAINS TO FLOOR SINK(FUTURE ITEM)
42	1	CONVECTION STEAMER	5.0			120V	1		δ	1/4*	EA.		1-1/4*	1/2*	75.0	DRAINS TO FLOOR SINK
43		R.O. WATER FILTRATION SYSTEM	5.0			120V	1		δ	1/2*						(ILLEGIBLE)
44	-	-SPARE NUMBER-
45	-	-SPARE NUMBER-
46	1	EXHAUSHT HOOD W./LIGHT	4.0			120V	1	ⓙ								V.L. LISTED, STAINLESS STEEL
47	1	EXHAUSHT BLOWER	VER.			208V	1	ⓙ								VERIFY LOCATION ON ROOF, PROVIDED BY MECH. CONTRACTOR
48	1	MAKE-UP AIR SYSTEM	VER.			208V	1	ⓙ							.	VERIFY LOCATION ON ROOF, PROVIDED BY MECH. CONTRACTOR
49	1	RANGE W./OVEN												3/4*	215.0
50	1	WALL FLASHING														STAINLESS STEEL
51	1L	QUICK GAS DISCONNECT KITS														VERIFY QUANTITIES AND SIZES
52	1	DOUBLE DECK CONV, OVEN												3/4*EA	62.0	STAINLESS STEEL
53	1	WALL SHELF														STAINLESS STEEL
54	1	FIRE PROTECTION SYSTEM	VER.			120V	1	ⓙ								(ILLEGIBLE)
55	1	WALL SHELF														STAINLESS STEEL
56	1	FOOD PROCESSOR	12.0		1.0	120V	1		δ
57	-	-SPARE NUMBER-
58	-	-SPARE NUMBER-
59	1	REACH-IN REFRIGERATOR	10.8			120V	1		δ							SELF-CONTAINED
60	1L	DRY STORAGE SHELVING														MIN, 98 LIN,FEET, W/EPOXY FINISH
61	1L	B-I-B SYSTEM														PROVIDED BY PURVEYOR
62	1	FLOOR TROUGH										2*				STAINLESS STEEL, PROVIDED BY KEC, INSTALLED BY G.C.
63	1	ICE MAKER	13.8			200V	1		δ		3/8*		3/4*			DRAINS TO FLOOR SINK
64	1	ECE BIN											3/4*			DRAINS TO FLOOR SINK
65	1	WATER FILTER								1/2*						FOR ICE MAKER
66	-	- SPARE NUMBER -
67	-	- SPARE NUMBER -
68	1	REF. PIZZA PREP UNIT	0.7			120V	1		δ							SELF-CONTAINED
69	1	WORK TABLE														STAINLESS STEEL
70	1	ELECTRICAL OVEN	VER.			208V	1		δ							COUNTER TOP FOR BAKING ONLY
71	1	WALL SHELF														STAINLESS STEEL
72	1	HAND SINK W./SPLASH GD.								1/2*	1/2*	1/2*				SOAP AND TOWEL DISPENSER PROVIDED BY GENERAL CONTRACTOR
73	1	FOOD HOLDING CABINET	16.6			120V	1		δ
74	1	FOOD HOLDING CABINET	16.6			120V	1		δ
75	-	- SPARE NUMBER-
76	-	- SPARE NUMBER-
77	1	WORK COUNTER														STAINLESS STEEL
78	1	WALL SHELF														STAINLESS STEEL
79	1	GRIDDLE W./HOT PLATE												3/4*	150.0
80	1	REFRIGERATED STAND	10.0			120V	1		δ							SELF-CONTAINED

11.

			ELECTRICAL							WATER		WASTE		GAS
MK.	QTY	DESCRIPTION	FLAMPS	KW	HP	VOLTS	PHASE	DIRECT	PLUG	COLD	HOT	DIRECT	INDIRECT	SIZE	KBTUH	REMARKS	STATUS
81	1	GAS CHAR-BROLER												3/4*	20.0	GAS RADIANT
82	1	WALL FLASHING														STAINLESS STEEL
83	1L	GAS QUICK DISCONNECT KITS														VERIFY LOCATION AND SIZES
84	1	DUMP STATION W./HEAT LAMP	7.3			120V	1		δ
85	1	FRYER W./ FILTRATION SYSTEM	10.0			120V	1		δ					1/2*	110.0
86	-	-SPARE NUMBER-
87	-	-SPARE NUMBER-
88	1	EXHAUST HOOD W./LIGHT	4.0			120V	1	☐								U.L.LISTED, STAINLESS STEEL
89	1	EXHAUST BLOWER	VER.			208V	1	☐								VERIFY LOCATION ON ROOF, PROVIDED BY MECH.CONTRACTOR
90	1	MAKE - UP AIR SYSTEM	VER.			200V	1	☐								VERIFY LOCATION ON ROOF, PROVIDED BY MECH.CONTRACTOR
91	1	FIRE PROTECTION SYSTEM	VER.			120V	1	☐								VERIFY LOCATION ON ROOF
92	1	WORK COUNTER														STAINLESS STEEL
93	1	WALL SHELF														STAINLESS STEEL
94	1	REACH - IN FREEZER	10.0			120V	1		δ							SELF - CONTAINED
95	-	- SPARE NUMBER-
96	-	-SPARE NUMBER-
97	1	HAND SINK W./SPLASH GO.								1/2*	1/2*	1/2*				SOAP AND TOWEL DISPENSER PROVIDED BY GENERAL CONTRACTOR
98	1	WORK COUNTER														STAINLESS STEEL
99	1	WALL SHELF														STAINLESS STEEL
100	1	CONDIMENT COUNTER														VERIFY PHESH
101	1L	CONDIMENT COUNTER														(ILLIGIBLE)
102	1L	CONDIMENT COUNTER
103	-	-SPARE NUMBER-
104	-	-SPARE NUMBER-
105	-	-SPARE NUMBER-
106	1	HEATED CABINET DISPLAY	9.4			120V	1		δ
107	1	HEATED CABINET DISPLAY	6.5			120V	1		δ
108	1	SPECIALITY COUNTER
109	1	TRAY SLIDE														STAINLESS STEEL
110	2	FILLER FAUCET									1/2*EA.
111	1	SNEEZE GUARD														(ILLEGIBLE)
112	1	HOT FOOD WELL	18.0			208V	1	☐					1/2*			DRAIN TO FLOOR SINK
113	2	HEATED PLATE DISPENSER	5.0EA.			120V	1		δ
114	1	SOUP WARMER	3.4			208VEA.	1	☐					1/2*			DRAIN TO FLOOR SINK
115	1	SOUP WARMER	3.4			208VEA.	1	☐					1/2*			DRAIN TO FLOOR SINK
116	1	SOUP WARMER	3.4			208VEA.	1	☐					1/2*			DRAIN TO FLOOR SINK
117	-	-SPARE NUMBER -
118	-	-SPARE NUMBER -
119	1L	SOUP BOWL DISPLAY
120	1	DUAL TEMP WELL	17.0			120/208V	1		δ				1*			DRAIN TO FLOOR SINK
121	2	HEATED PLATE DISPENSER	5.0EA.			120V	1		δ
122	1	GRILL SERVICE COUNTER														STAINLESS STEEL
123	1	TOASTER	8.4			208V	1		δ
124	1	REFRI, SANDWICH PREP UNIT	9.0			120V	1		δ							SELF-CONTAINED
125	1L	SNEEZE GUARD														MEETS EHP-885
126	2	HEATED PLATE DISPENSER	5.0EA.			120V	1		δ
127	-	-SPARE NUMBER -
128	-	-SPARE NUMBER -
129	1	TRAY SLIDE														STAINLESS STEEL
130	1	WATER FILLER FAUCET									1/2*
131	1	HOT FOOD WELL	15.0			208VEA.	1	☐					1/2*			DRAIN TO FLOOR SINK
132	1L	SNEEZE GUARD														MEETS EHP-885. VERIFY SIZE
133	1	HOT FOOD WELL	15.0			208VEA.	1	☐					1/2*			DRAIN TO FLOOR SINK
134	1	HOT ENTRÉE COUNTER														STAINLESS STEEL
135	2	HEATED PLATE DISPENSER	5.0EA.			120V	1		δ
136	1	SNEEZE GUARD W./LIGHT	13.2			120V	1	☐								MEETS EHP-885. VERIFY SIZE
137	1	HEATED SHELF	14.0			120V	1		δ
138	2	HEATED PLATE DISPENSER	5.0EA.			120V	1		δ
139	1	TRAY COUNTER
140	1	TRAY DISPLAY
141	-	-SPARE NUMBER-
142	-	-SPARE NUMBER-
143	3	PLATE DISPENSER
144	1L	TRAY SLIDE
145	1	DROP-IN COLD PAN	7.0			120V	1		δ			1/2*				DRAIN TO FLOOR SINK
146	1L	SNEEZE GUARD														MEETS EHP-885, VERIFY SIZE
147	1	SALAD BAR COUNTER														(ILLIGIBLE)
148	1	DROP-IN COLD PAN	7.0			120V	1		δ			1/2*				DRAIN TO FLOOR SINK
149	-	-SPARE NUMBER-
150	-	-SPARE NUMBER-
151	1	BEVERAGE COUNTER
152	1L	TRAY SLIDE														STAINLESS STEEL
153	1	CUP DISPENSER
154	1	COFFEE MAKER	20.0			120/208V	1		δ	1/4*						SELF-CONTAINED
155	1	SELF-SERVICE ESPRESSD	17.0			208V	1		δ	1/2*		1/2*				DRAIN TO FLOOR SINK
156	1	POWDER DRINK MACHINE	15.0			120V	1		δ	1/4*						SELF-CONTAINED
157	1	GLASS DISPENSER
158	1	ICED TEA MAKER/DISPENSER	15.0			120V	1		δ	1/4*						SELF-CONTAINED
159	1	SOFT DRINK DISPENSER	6.0			120V	1		δ			1/2*				SELF-SERVICE W./PUSH BUTTOM TYPE,DRAINS TO FLOOR SINK
160	-	-SPARE NUMBER-
161	-	-SPARE NUMBER-
162	1	CARBONATER	5.0			120V	1		δ	1/2*		X				DRAINS TO FLOOR SINK, SEE HEALTH NOTE FOR BP VALUE DETAIL

12.

FOOD SERVICE EQUIPMENT SCHEDULE

			ELECTRICAL							WATER		WASTE		GAS
MK.	QTY	DESCRIPTION	FLAMPS	KW	HP	VOLTS	PHASE	DIRECT	PLUG	COLD	HOT	DIRECT	INDIRECT	SIZE	KBTUH	REMARKS	STATUS
163	1	JUICE DISPENSER	10.0			120V	1		δ							SELF-CONTAINED
164	1	SOFT SERVE CONE DISPENESER
165	1	SOFT SERVE MACHINE	35.0			206V	1	ⓙ								SELF-CONTAINED
166	1	TOPPING CONTAINER
167	1	REF. MERCHANDISER	10.0			120V	1		δ							SELF-CONTAINED
168	1	REF. MERCHANDISER	10.0			120V	1		δ							SELF-CONTAINED
169	-	- SPARE NUMBER-
170	-	- SPARE NUMBER-
171	1	CASH REGISTER	5.0			120V	1		δ							PROVIDED BY OWNER
172	1	CASHIER COUNTER														CUSTOM MILLWORK
173	1	TRAY SLIDE														CUSTOM STAINLESS STEEL
174	2	TRAY SLIDE														CUSTOM STAINLESS STEEL
175	1	CASHIER COUNTER														CUSTOM MILLWORK
176	1	CASH REGISTER	5.0			120V	1		δ							PROVIDED BY OWNER
177	-	- SPARE NUMBER -
178	-	- SPARE NUMBER -
179	1L	DISH CART
180	1	HAND SNK								1/2*	1/2*	1 1/2*				SOAP AND TOWEL PROVIDED BY G.C
181	1	HOSE REAL								1/2*	1/2*					VERIFY HT.
182	1	POWER DISHTABLE	10.0			208V	3	ⓙ		1/2*			1*			DRAINS TO FLOOR SINK
183	1	GARBAGE DISPOSAL	13.8		5	208V	3	ⓙ		1/2*		2*				DIRECT WASTE
184	1	DISHTABLE TROUGH
185	1	HOSE REAL								1/2*	1/2*					VERIFY HT.
186	1	MOBILE SOAKING SINK
187	1	MOBILE RACK /WORK STATION
188	-	- SPARE NUMBER-
189	-	- SPARE NUMBER-
190	1	U.L. PANT DUCT STEAM HOOD														U.L. LISTED, STAINLESS STEEL
191	1	EXHAUST BLOWER	VER.			120V	1	ⓙ								VERIFY LOCATION
192	1	MAKE-UP AIR SYSTEM	VER.			120V	1	ⓙ								VERIFY LOCATION
193	1	DISHWASHER	45.1			450V	3	ⓙ			3/4*		3*			DRAINS TO FLOOR SINK, WITH A LEGAL AIR CAP
194	1	BOOSTER HEATER	54.0			480V	3	ⓙ			3/4*		X			RELIEF VALVE, DRAINS TO FLOOR SINK
195	1	POWER CLEAN DISHTABLE														STAINLESS STEEL
196	1	DISH RACK														W./EPOXY FINISH
197	1	CONTROL PANEL FOR POWER DISHTABLE	10.0			208V	1	ⓙ
			10.0			208V	1	ⓙ

13.

EXHIBIT I
Standards for Exit Assessment
The following minimum studies and assessments to be conducted in accordance with the applicable portions of ASTM Standards for Phase I Environmental Assessments adopted on November 1, 2005, as may be changed by applicable authority, subject to follow-up testing if warranted by the following:
A.	The following assessments and inspections:
1.	“Interior and Exterior Site Assessment” consisting of a visual inspection of all surfaces (including, without limitation, floors, walls, ceiling tiles, benches, sinks, interior cabinets, exterior areas, and fume hoods) for signs of contamination and deterioration. Visual inspection of all bench and hood sinks and readily accessible drain lines for signs of deterioration, loss of integrity and leakage. The Interior and Exterior Site Assessment shall include detailed written documentation of all observations and dated photos to document the existing condition thereof.

2.	Visual Inspection of Wastewater Collection System piping exclusively serving the Premises for any breaks in or degradation of such piping systems, or any accumulated Hazardous Materials.

3.	Assessment of biological waste storage unit and any hazardous or radioactive waste storage units, including governmental disclosures and decontamination certificates relating to the same.

4.	In order to verify that there is no contamination of the laboratory hoods and exhaust system, an inspection shall be made consisting of an inspection of the laboratory hoods and exhaust system with detailed documentation of all observances, including without limitation, observed solids, liquids, odors or Hazardous Materials entrapment. Such inspection shall include inspection of the roof area to determine the existence of any deterioration from condensation of Hazardous Materials produced by Tenant in the exhaust system that causes such deterioration.
B. The Assessment Criteria shall also include such sampling and testing as the consultant reasonably recommends based upon his or her observations, including post-cleanup sampling to verify absence of Hazardous Materials.

EXHIBIT J
PURCHASE AGREEMENT and ESCROW INSTRUCTIONS
[TO BE ATTACHED]